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As filed with the Securities and Exchange Commission on October 21, 2004.

Registration No. 333-118564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TEXAS REGIONAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	74-2294235 (I.R.S. Employer Identification Number)
3900 North 10th Street, 11th Floor McAllen, Texas 78501 (956) 631-5400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Glen E. Roney
Chairman of the Board and Chief Executive Officer
Texas Regional Bancshares, Inc.
3900 North 10th Street, 11th Floor
McAllen, Texas 78501
(956) 631-5400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
 William A. Rogers, Jr., Esq.
Rogers & Whitley, L.L.P.
2210 San Gabriel
Austin, Texas 78705
(512) 334-4601

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Reorganization attached as Appendix A to the proxy statement forming a part of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 21, 2004

The information in this proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

VALLEY MORTGAGE COMPANY, INC. PROXY STATEMENT	TEXAS REGIONAL BANCSHARES, INC. PROSPECTUS

A Merger Proposal—Your Vote Is Very Important

To all Valley Mortgage Company, Inc. shareholders:

        On July 26, 2004, the board of directors of Valley Mortgage Company, Inc. unanimously approved the merger of Valley Mortgage into a subsidiary of Texas Regional Bancshares, Inc. In the merger, each share of Valley Mortgage will be converted into the right to receive either:

    •
    1.07715 shares of Texas Regional Class A voting common stock, or

    •
    $33.07 in cash.

A shareholder may also elect to receive a combination of cash and Texas Regional common stock. The exchange ratio, like other numbers in this proxy statement based upon the number of Texas Regional shares, has been adjusted to reflect the three-for-two stock split effected as a 50% stock dividend declared by the Board of Directors of Texas Regional and distributed in August 2004.

        Your election and transmittal form must be properly completed, signed and actually received not later than 5:00 p.m., McAllen, Texas, local time, on November 15, 2004, accompanied by certificates representing all Valley Mortgage Common Shares as to which such election is being made, endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). If the election form is not received by the election deadline, your shares will be considered "no election" shares for purposes of the merger agreement and you will receive cash or Texas Regional common stock based upon the aggregate elections made by all Valley Mortgage shareholders.

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the trading symbol "TRBS." On July 26, the date of the announcement of the definitive agreement, Texas Regional common stock closed at 29.77 per share (after adjustment for the stock split effected as a stock dividend declared in August). Based upon the exchange ratio, this is equal to $32.07 per Valley Mortgage share as of that date. On October     , 2004, Texas Regional common stock closed at $          per share, which (again based upon the exchange ratio) indicates an amount per Valley Mortgage share of $          .

        The board of directors of Valley Mortgage recommends that Valley Mortgage shareholders vote "FOR" the approval of the merger agreement. The merger requires approval by the holders of at least two-thirds of the outstanding shares of Valley Mortgage common stock entitled to vote at the special meeting. Valley Mortgage shareholders owning approximately 85% of the Valley Mortgage common stock have agreed to vote their Valley Mortgage shares in favor of the merger.

        Please carefully review all of the accompanying materials, including particularly the risks outlined under "Risk Factors" beginning on page 14 and the section entitled "The Merger—Interests of Valley Mortgage Directors and Officers in the Merger" beginning on page 24, which describes interests of some directors and executive officers of Valley Mortgage that are in addition to or differ from those of shareholders of Valley Mortgage generally.

        Your vote is important and you are urged to complete, sign, date and return the accompanying proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

/s/ PAUL SCHWAB President of Valley Mortgage Company, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The securities that Texas Regional is offering through this proxy statement are not deposits or other obligations of any bank subsidiary of Texas Regional and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This proxy statement is dated October     , 2004, and was first mailed or otherwise delivered to Valley Mortgage shareholders on or about October     , 2004.

VALLEY MORTGAGE COMPANY, INC.
1319 N. 10TH STREET
MCALLEN, TEXAS 78501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 22, 2004

To all shareholders of Valley Mortgage Company, Inc.:

        Notice is hereby given that a special meeting of shareholders of Valley Mortgage Company, Inc. will be held on November 22, 2004, at 11:00 a.m. McAllen, Texas time, at the offices of Texas State Bank, 3900 N. 10th Street, 11th Floor, McAllen, Texas, 78501, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2004, by and between Texas Regional Bancshares, Inc. and Valley Mortgage Company, Inc., which provides for the merger of Valley Mortgage with and into a subsidiary of Texas Regional, to approve the transactions described in the Agreement, and to transact such other business as may properly come before the special meeting or any adjournment of the meeting.

        These items of business are described in the accompanying proxy statement. A copy of the Agreement and Plan of Reorganization, referred to in these documents as the merger agreement, is included as Appendix A.

        The Valley Mortgage board of directors has fixed the close of business on October 22, 2004, as the record date of the special meeting, and only Valley Mortgage shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the Valley Mortgage shares outstanding and entitled to vote thereon on the record date vote in favor of the merger agreement. As of the record date, shares of Valley Mortgage common stock representing approximately 85% of Valley Mortgage's shares entitled to vote on the merger were bound by irrevocable proxies in the form included as Appendix B. Under these proxies, each Valley Mortgage shareholder who has executed this proxy has granted to Paul Schwab and W. D. Moschel an irrevocable proxy to vote all the shares subject to this proxy in favor of the merger agreement and the merger.

        All Valley Mortgage shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please submit your proxy well in advance of the special meeting. You may submit your proxy by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum for the special meeting. Any proxy may be revoked in writing at any time before it is voted. A holder whose shares are subject to an agreement and irrevocable proxy may not revoke the proxy.

By Order of the Board of Directors of Valley Mortgage Company, Inc.
/s/ PAUL SCHWAB President
McAllen, Texas October , 2004

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or voting instruction in the enclosed self-addressed stamped envelope.

ADDITIONAL INFORMATION

        Texas Regional has filed with the Securities and Exchange Commission, referred to as the SEC or as the Commission, a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the Texas Regional common stock proposed to be issued and exchanged in the merger described in this proxy statement. This proxy statement was filed as part of such registration statement.

        This proxy statement does not contain all of the information set forth in the registration statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission's web site, www.sec.gov, or which may be inspected at the Public Reference Branch of the Commission referred to below.

        Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information which Texas Regional files with the Commission can be read and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Texas Regional and other issuers that file electronically with the Commission. The Commission's home page on the Internet is www.sec.gov. Texas Regional also provides information through its home page on the Internet at www.trbsinc.com.

        This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request. Any request should be directed to Janie S. Moran, Controller, Texas Regional Bancshares, Inc., 3900 North 10th Street, 11th Floor, McAllen, Texas 78501 (Telephone: (956) 632-7735). To obtain timely delivery of requested information, Valley Mortgage security holders must request this information no later than five business days before the date you must make your investment decision. Based on the date of the special meeting of shareholders, the date by which you must request this information is November 15, 2004.

        All information contained herein concerning Texas Regional and its subsidiaries, including Texas Regional Delaware, Inc. and Texas State Bank, has been furnished by Texas Regional. All information contained herein concerning Valley Mortgage has been furnished by Valley Mortgage. See "Where You Can Find Additional Information" that begins on page 51 for further information.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
Texas Regional	5
Valley Mortgage	5
The Merger	6
Agreement and Irrevocable Proxy	10
Recent Developments	10
SELECTED FINANCIAL DATA	12
COMPARATIVE PER SHARE MARKET DATA	13
RISK FACTORS	14
FORWARD-LOOKING STATEMENTS	16
VALLEY MORTGAGE SPECIAL MEETING	18
General	18
Date, Time, and Place of the Special Meeting	18
Purpose of the Special Meeting	18
Record Date; Shares Entitled to Vote; Quorum	18
Vote of Valley Mortgage Shareholders Required for Adoption of the Merger Agreement	18
Voting Instructions; Proxies and Election and Transmittal Forms	19
Solicitation of Proxies; Expenses	20
THE MERGER	22
General	22
Background of the Merger	23
Valley Mortgage's Reasons for the Merger	23
Recommendation of the Valley Mortgage Board of Directors	24
Texas Regional's Reasons for the Merger	24
No Opinion of Independent Financial Advisor	24
Interests of Valley Mortgage Directors and Officers in the Merger	24
Completion and Effectiveness of Merger	25
Structure of the Merger and Conversion of Valley Mortgage Common Stock	25
Exchange of Valley Mortgage Stock Certificates for Texas Regional Stock Certificates	25
Determination of Amount of Cash and Number of Shares	26
Material United States Federal Income Tax Consequences of the Merger	27
Accounting Treatment of the Merger	29

i

Regulatory Approvals	29
Restrictions on Resales of Texas Regional Common Stock	29
Listing of Texas Regional Common Stock to be Issued in the Merger	30
Dissenters' Rights of Appraisal	30
The Merger Agreement	32
Management After the Merger	37
INFORMATION ABOUT VALLEY MORTGAGE	38
General	38
Facilities	38
Competition	38
Employees	38
Legal Proceedings	38
DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK	39
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS	41
Ownership of Valley Mortgage Capital Stock	41
Ownership of Texas Regional Capital Stock	42
COMPARISON OF RIGHTS OF HOLDERS OF VALLEY MORTGAGE COMMON STOCK AND TEXAS REGIONAL COMMON STOCK	43
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND VALLEY MORTGAGE COMMON STOCK	49
EXPERTS	50
LEGAL MATTERS	51
INDEMNIFICATION	51
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51
INCORPORATION BY REFERENCE	51
Appendices
Appendix A Agreement and Plan of Reorganization
Appendix B Form of Agreement and Irrevocable Proxy
Appendix C Texas Business Corporation Act, Articles 5.11, 5.12 and 5.13

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction?

A:
Valley Mortgage will merge into a newly-formed wholly-owned subsidiary of Texas Regional. As a result, Valley Mortgage will cease to exist and Valley Mortgage's shareholders will exchange their Valley Mortgage common stock for shares of Texas Regional common stock or cash or a combination of cash and shares of Texas Regional common stock.

Q:
What will Valley Mortgage shareholders receive in the merger?

A:
At the effective time of the merger, each outstanding Valley Mortgage common share will be converted into the right to receive, based in part on the election of the holder, either:

    •
    1.07715 shares of Texas Regional Class A voting common stock, or

    •
    $33.07 in cash.

  The exchange ratio, like other numbers in this proxy statement based upon the number of Texas Regional shares, has been adjusted to reflect the three-for-two stock split effected as a 50% stock dividend declared by the Board of Directors of Texas Regional and distributed during August 2004.

  Accompanying this proxy statement is an election and transmittal form by which each Valley Mortgage shareholder may elect to receive either cash, shares of Texas Regional stock or a combination of cash and Texas Regional stock in exchange for their Valley Mortgage shares. The form of merger consideration actually received by a Valley Mortgage shareholder may differ from the form of consideration that the shareholder elects to receive. However, any such adjustment is unlikely based upon elections already received from the directors and executive officers of Valley Mortgage, and their respective affiliates, to receive an aggregate of $4,384,355 in cash and 229,015 shares of Texas Regional stock (after adjustment for Texas Regional's stock split effected as a stock dividend declared and distributed during August 2004). In the unlikely event that shareholders who have already made elections revoke those elections, then:

    If holders of less than 50% of the outstanding Valley Mortgage common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 50%, then (if necessary) shareholder elections by shareholders who have elected to receive part or all cash will be prorated and the cash amount reduced so that the number of Valley Mortgage shares to be converted into Texas Regional common stock will equal as nearly as possible, but not less than, 50% of the Valley Mortgage common shares outstanding immediately prior to the effective time of the merger.

    If holders of more than 50% of the outstanding Valley Mortgage common shares elect to receive Texas Regional common stock, Valley Mortgage shareholders will receive the type of consideration indicated in their elections, and those who have failed to make an election will receive cash in exchange for their shares.

  If the directors, executive officers and holders of greater than 5% of the outstanding Valley Mortgage shares fulfill their respective obligations under their election forms as previously executed and delivered to Texas Regional, an adjustment overriding elections by the shareholders will not be necessary.

Q:
How many shares will Texas Regional issue and how much cash will be paid in the merger?

A:
The total number of shares of Texas Regional common stock to be issued and the total amount of cash to be paid in the merger will depend upon the elections made by individual shareholders. As of the date of the agreement, directors and executive officers of Valley Mortgage, and their respective affiliates, have elected to receive $4,384,355 in cash and 229,015 shares of Texas Regional common shares (after adjustment for Texas Regional's stock split effected as a stock dividend declared and distributed during August 2004) for their Valley Mortgage shares. This represents the minimum amount of cash and the minimum number of shares to be issued in the merger. Additional cash will be paid and additional shares will be issued based upon elections by the remaining shareholders.

  Any Valley Mortgage shares for which no effective election and transmittal form is received by the election deadline will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Valley Mortgage shareholders. Based on elections already received, it appears likely that the "no election" shares will be exchanged for cash.

  Texas Regional may, but is not obligated to, proportionately decrease the total consideration if the net worth of Valley Mortgage, after adjustments specified in the merger agreement, is less than $5,700,000 at the time of the merger. If Texas Regional elects to make this adjustment, Valley Mortgage shall be entitled to terminate the Agreement and the merger transaction. Texas Regional may also elect to waive this requirement, in its sole discretion.

Q:
Why is a shareholder meeting and vote required?

A:
Under Texas law, the merger requires approval by the holders of at least two-thirds of the outstanding shares of Valley Mortgage common stock entitled to vote at a properly called special meeting of the shareholders. Valley Mortgage shareholders owning approximately 85% of the Valley Mortgage common stock have agreed to vote their Valley Mortgage shares in favor of the merger. As a result, the approval of the merger is assured.

  In spite of the fact that the approval is assured, the meeting and vote are required under Texas law. In addition, if you believe the merger consideration to be unfair, because the transaction is structured as a merger, you have the opportunity to exercise dissenters' rights of appraisal. See "The Merger—Dissenters' Rights of Appraisal" beginning on page 30. Texas courts have held that, in the absence of fraud or other irregularity, appraisal is generally the exclusive remedy available to a dissenting shareholder.

Q:
What do I need to do now?

A:
After you have read and considered the information in this document, please indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. Also, please complete the election and transmittal form to indicate the type and mix of consideration you would prefer to receive.

  If you hold shares of Valley Mortgage common stock that are not bound by the Agreement and Irrevocable Proxy, you should complete, sign and return the enclosed proxy card and election and transmittal form in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

  If you hold shares of Valley Mortgage common stock that are bound by the Agreement and Irrevocable Proxy, your vote shall be counted as a vote in favor of the merger agreement and the merger with no further action required on your part, but you should still return the election and transmittal form in the enclosed prepaid return envelope. You may not change your vote because the proxy you granted under the Agreement and Irrevocable Proxy is irrevocable.

Q:
Can I change my vote or voting instruction after I have mailed in my signed proxy card or voting instruction? Can I change my election of the form of consideration I would like to receive?

A:
If you have submitted a proxy and are not bound by the Agreement and Irrevocable Proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 19. If you have submitted a voting instruction, you can change your voting instruction at any time no later than 5:00 p.m., McAllen, Texas time on the day before the special meeting by following the instructions beginning on page 19.

  To be effective, a shareholder's election and transmittal form (where the Valley Mortgage shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Valley Mortgage on behalf of Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on November 15, 2004. This is the election deadline. You may return the election and transmittal form any time before the election deadline, although we urge you to return your election and transmittal form promptly. The election and transmittal form should be accompanied by the certificates representing all Valley Mortgage Common Shares as to which such election and transmittal form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Valley Mortgage shares for which no effective election and transmittal form is received by the election deadline will be considered "no election" shares for purposes of the merger agreement and are expected to receive cash in exchange for their shares ("no election" shares will be exchanged for Texas Regional common stock only if the aggregate elections made by all Valley Mortgage shareholders result in less than 50% electing to receive Texas Regional stock, which is unlikely under the circumstances based on the elections made by Valley Mortgage directors and executive officers and their affiliates).

  Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. In addition, all election and transmittal forms shall automatically be revoked if the merger is abandoned. Texas State Bank, acting as the Exchange Agent, may, with the mutual agreement of Texas Regional and Valley Mortgage, make such rules as are consistent with this Agreement for the implementation of the elections.

Q:
Am I entitled to appraisal rights?

A:
Yes, unless you have executed an Agreement and Irrevocable Proxy. Under Texas law Valley Mortgage shareholders are entitled to appraisal rights, but in order to exercise those rights they must carefully follow the procedure set forth in the law. To review your appraisal rights and the required procedures in greater detail, see "The Merger-Dissenters' Rights of Appraisal" beginning on page 30.

Q:
Should I send in my stock certificates now?

A:
Accompanying this proxy statement is an election and transmittal form. Please forward the properly completed election and transmittal form along with your stock certificates to the address indicated. If the merger is not completed for any reason, your Valley Mortgage stock certificate will be returned to you.

  As soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to former Valley Mortgage shareholders who have properly submitted transmittal materials and Valley Mortgage share certificates either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

Q:
When do you expect the merger to be completed?

A:
We expect the merger to be completed during the fourth quarter of 2004. We are working to complete the merger as quickly as possible. To do so, the shareholders of Valley Mortgage must approve the merger agreement and the merger, and the transactions must be approved by the applicable regulatory authorities and the prescribed waiting period must have expired.

Q:
Whom should I call if I have questions about the meeting or the merger?

A:
If you have any questions, you should contact Paul Schwab of Valley Mortgage, telephone number (956) 682-1227.

Q:
Whom should I call if I have questions about Texas Regional?

A:
If you have any questions, you should contact Janie S. Moran, Controller of Texas Regional, telephone number (956) 632-7735.

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more detailed description of the legal terms of the merger, you should carefully read this entire document, including the Appendices to this document. In addition, we incorporate by reference important business and financial information into this proxy statement. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find Additional Information." Where necessary, we have included page references to direct you to a more detailed description of the topics in this summary.

Texas Regional

        Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is also located at 3900 North 10th Street, McAllen, Texas 78501.

        Texas Regional presently has 50,000,000 shares of Class A voting common stock authorized, and a total of 49,207,950 shares are issued and outstanding. Texas Regional has no other shares of common stock authorized, issued or outstanding; therefore, the shares of Class A voting common stock shall be referred to herein as common stock. Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of Valley Mortgage common stock as described in the Agreement are authorized but unissued shares of Texas Regional common stock.

        Texas Regional common stock is registered with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Texas Regional makes certain periodic reports to the Commission, as required by the Act, and files financial and other information about Texas Regional with the Commission. Shares of Texas Regional common stock are traded on The Nasdaq Stock Market's National Market System under the symbol "TRBS."

        At June 30, 2004, Texas Regional and its subsidiaries had consolidated total assets of $5.4 billion, loans (net of allowance for loan losses) outstanding of $3.4 billion, total deposits of $4.6 billion and total shareholders' equity of $539.5 million. Texas Regional's primary activity is the commercial banking business of its wholly-owned subsidiary, Texas State Bank, in McAllen, Harlingen, Brownsville and other areas of the Rio Grande Valley, in the greater Houston metropolitan area and in Beaumont and other areas of East Texas. At the present time, the only active non-banking subsidiaries of Texas Regional are TSB Securities, Inc. (a licensed securities broker-dealer, which provides securities transaction services), TSB Properties, Inc. (which holds certain real properties and other, generally foreclosed, assets), Hydrox Holdings, Inc. (a subsidiary formed to own and operate certain real estate properties from an acquired institution), and subsidiaries recently acquired as a part of the merger with Southeast Texas Bancshares, Inc., which are engaged in the title insurance agency business and the general lines insurance agency business. Texas Regional has elected to be a financial holding company under applicable Federal Reserve Board regulations. As a result, Texas Regional may establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of financial holding companies which cannot be provided by banks.

Valley Mortgage

        Valley Mortgage is a Texas business corporation headquartered in McAllen, Texas which operates a mortgage banking business in Texas based in McAllen, Brownsville, Corpus Christi, Del Rio, Harlingen,

Laredo, San Antonio and Sugar Land, Texas. As a mortgage banker, except in relatively limited circumstances, the loans originated by Valley Mortgage are sold into the secondary mortgage market. Valley Mortgage has relationships with a number of acquirers of mortgage loans, including FNMA, FHLMC, GNMA, Washington Mutual, Countrywide, U.S. Bank and Wells Fargo Bank. As of June 30, 2004, Valley Mortgage had consolidated total assets of $17.5 million, net loans of $6.0 million and total stockholders' equity of $5.7 million.

The Merger

        The merger agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

  Reasons for the Merger (see page 23)

            Texas Regional.    The acquisition of Valley Mortgage will give Texas Regional further capacity to originate, package and sell mortgage loans both through the Valley Mortgage branch network as well as through the existing Texas Regional network of branches. Texas Regional's board of directors considered various factors, including the following factors, in helping to make its determination to vote in favor of the merger agreement and the merger:

  •
  Strategic expansion opportunity which significantly expands the mortgage banking capability of Texas Regional;

  •
  A substantial part of Valley Mortgage's operations are in areas in which Texas Regional already has a banking presence, permitting Texas Regional to expand its depth of services in those markets; however, the acquisition of Valley Mortgage also represents an introduction of Texas Regional and its services to the markets of Del Rio and San Antonio, where Texas Regional does not yet have a presence; and

  •
  Financially attractive and accretive to earnings during initial year.

            Valley Mortgage.    The Valley Mortgage board of directors has concluded that Valley Mortgage's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Valley Mortgage's board believes that Valley Mortgage shareholders will benefit by receiving a marketable equity interest in a larger organization with attractive growth opportunities.

  Vote and Recommendation of the Valley Mortgage Board of Directors (see page 24)

            The Valley Mortgage board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related agreement and plan of reorganization.

            The merger requires approval by the holders of at least two-thirds of the outstanding shares of Valley Mortgage common stock entitled to vote at the special meeting. Valley Mortgage shareholders owning approximately 85% of the Valley Mortgage common stock have agreed to vote their Valley Mortgage shares in favor of the merger. As a result, the approval of the merger is assured.

            In spite of the fact that the approval is assured, the meeting and vote are required under Texas law. In addition, if you believe the merger consideration to be unfair, because the transaction is structured as a merger, you have the opportunity to exercise dissenters' rights of appraisal. See "The Merger—Dissenters' Rights of Appraisal" beginning on page 30. Texas courts have held that, in the absence of fraud or other irregularity, appraisal is generally the exclusive remedy available to a dissenting shareholder.

  Structure of the Merger (see page 25)

            Valley Mortgage will be merged with and into a wholly-owned subsidiary of Texas Regional formed for the purpose of consummating the merger transaction. That subsidiary will be the surviving corporation, and will operate following the closing under the name Valley Mortgage Company, Inc. The directors following the merger will consist of Glen E. Roney, Paul Schwab, W.D. Moschel, J.M. Moffitt and Paul Moxley. Paul Schwab will be the President. Each director and officer shall serve until his retirement, resignation or removal or until his successor is duly elected and qualified.

            After the merger is completed, Texas Regional intends to contribute the stock of the surviving corporation to its wholly owned subsidiary, Texas Regional Delaware, and for Texas Regional Delaware to contribute the stock of the surviving corporation to its wholly owned subsidiary, Texas State Bank, as a result of which Valley Mortgage will then be operated as a wholly owned subsidiary of Texas State Bank. Texas Regional expects that most of the personnel of Valley Mortgage will continue to be employees of the surviving corporation following the closing of the merger.

  Consideration and Possible Adjustments.

                In the merger, each share of Valley Mortgage will be converted into the right to receive either:

      •
      1.07715 shares of Texas Regional Class A voting common stock, or

      •
      $33.07 in cash.

A shareholder may elect to receive cash, Texas Regional shares or a combination of cash and Texas Regional shares. The exchange ratio, like other numbers in this proxy statement based upon the number of Texas Regional shares, has been adjusted to reflect the three-for-two stock split effected as a 50% stock dividend declared by the Board of Directors of Texas Regional and distributed in August 2004.

            Any Valley Mortgage shares for which no effective election and transmittal form is received by the election deadline will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Valley Mortgage shareholders. Based on elections already received, it appears likely that the "no election" shares will be exchanged for cash.

            It is also possible that the form of merger consideration actually received by a Valley Mortgage shareholder could differ from the form of consideration that the shareholder elects to receive, if the aggregate consideration consists of less than 50% shares of Texas Regional common stock. However, any such adjustment is unlikely based upon elections already received from the directors and executive officers of Valley Mortgage, and their respective affiliates, to receive an aggregate of $4,384,355 in cash and 229,015 shares of Texas Regional stock. If holders of less than 50% of the outstanding Valley Mortgage common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 50%, then (if necessary) shareholder elections by shareholders who have elected to receive part or all cash will be prorated and the cash amount reduced so that the number of Valley Mortgage shares to be converted into Texas Regional common stock will equal as nearly as possible, but not be less than 50% of the Valley Mortgage common shares outstanding immediately prior to the effective time of the merger. If holders of more than 50% of the outstanding Valley Mortgage common shares elect to receive Texas Regional common stock, shareholders will receive cash or Texas Regional common stock according to their respective elections.

            Texas Regional may, but is not obligated to, proportionately decrease the total consideration if the net worth of Valley Mortgage, after adjustments specified in the merger agreement, is less than

$5,700,000 at the time of the merger. If Texas Regional elects to make this adjustment, Valley Mortgage shall be entitled to terminate the Agreement and the merger transaction. Texas Regional may also elect to waive this requirement, in its sole discretion.

  Interests of Officers and Directors in the Merger (see page 24)

            The directors and executive officers of Valley Mortgage have interests in the merger that may be different from your interests, which includes continued employment by the larger organization.

  Material U.S. Federal Income Tax Consequences of the Merger (see page 27)

            The merger has been structured to qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Valley Mortgage common stock for Texas Regional common stock in the merger. However, you may be required to recognize a gain for U.S. federal income tax purposes (and under appropriate circumstances, state income tax purposes) on any Valley Mortgage shares exchanged for cash, any cash that you may receive in lieu of a fractional share of Texas Regional common stock and cash received in connection with your exercise of dissenters' appraisal rights. If you exchange your Valley Mortgage shares solely for cash, and your basis in the Valley Mortgage shares exceeds the amount of cash received, you may be permitted to recognize a loss for U.S. federal income tax purposes (and under appropriate circumstances, state income tax purposes). Each Valley Mortgage shareholder is urged to consult with your personal tax advisor concerning the effect of the merger on your personal tax situation and the tax treatment of the consideration you will receive in the merger transaction.

            As a condition to the merger, Texas Regional will obtain an opinion from KPMG LLP, its tax advisor, that the merger will qualify as a reorganization for federal income tax purposes.

            The federal income tax consequences described above may not apply to all holders of Valley Mortgage common stock. Your tax consequences will depend upon your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

  Restrictions on Your Ability to Sell Texas Regional Common Stock (see page 29)

            All the shares of Texas Regional common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of Valley Mortgage under the Securities Act of 1933. After completion of the merger, shares of Texas Regional common stock held by former Valley Mortgage affiliates may only be sold pursuant to a registration statement or exemption from applicable registration requirements.

  You have Dissenters' Appraisal Rights (see page 30)

            As a shareholder of Valley Mortgage, unless you have executed an Agreement and Irrevocable Proxy, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of Valley Mortgage common stock when the merger is completed. However, you will only receive this cash payment if you dissent from the merger by exactly following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger—Dissenters' Rights of Appraisal" beginning on page 30. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement as Appendix C. Texas Regional and Valley Mortgage urge you to read Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act in their entirety. If you hold shares that are bound by an Agreement and Irrevocable Proxy, you will not have dissenters' appraisal rights.

            It is a condition to Texas Regional's obligations to complete the merger that holders of not more than five percent of the issued and outstanding shares of Valley Mortgage common stock have exercised dissenters' rights.

  Conditions to Completion of the Merger (see page 36)

            The merger will only be completed if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

    •
    the merger agreement and the related transactions shall have been approved by the Valley Mortgage shareholders;

    •
    the transactions shall have been approved by all necessary governmental agencies and authorities, or in the event that prior approval is not required, Texas Regional shall not have received notice of objection of any regulatory authority to the consummation of the transaction; and

    •
    the transactions shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

            Texas Regional will consummate the merger only if the following additional conditions are satisfied or waived:

    •
    Valley Mortgage's representations and warranties in the merger agreement are true and correct both at the time of execution of the agreement and at the time of closing;

    •
    Valley Mortgage's net worth, after accounting for the costs incurred in the merger transaction, is at least $5,700,000 (unless this requirement is waived by Texas Regional, which Texas Regional has the right to do in its sole discretion), and no material adverse change in the financial condition, results of operations, business or properties of Valley Mortgage has occurred since the date of the merger agreement;

    •
    Valley Mortgage's counsel has delivered an opinion as required by the merger agreement; and

    •
    holders of not more than five percent of the issued and outstanding shares of Valley Mortgage common stock have exercised dissenters' rights.

In addition, the agreement provides that Valley Mortgage may terminate the transaction if Texas Regional's representations and warranties in the merger agreement are not true and correct both at the time of execution of the agreement and at the time of closing.

  Termination of the Merger Agreement (see page 37)

            The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Valley Mortgage shareholders:

    •
    by mutual consent of the boards of directors of Valley Mortgage and Texas Regional;

    •
    by either the board of directors of Valley Mortgage or the board of directors of Texas Regional, upon occurrence of any of the following:

    •
    the Federal Reserve Board or the Texas Department of Banking has objected to the merger transaction;

    •
    the merger is not completed by November 30, 2004; or

      •
      the merger agreement fails to receive the requisite vote for adoption by the shareholders of Valley Mortgage at the Valley Mortgage special meeting; or
    •
    by the board of directors of either party, if that party's board determines that any other condition to that party's obligation to consummate the merger has not been met, and the board does not elect to waive the condition.

Agreement and Irrevocable Proxy

        Valley Mortgage shareholders owning approximately 85% of the total outstanding shares of Valley Mortgage common stock executed irrevocable proxies in connection with the execution of the merger agreement. These shareholders, who are generally directors, executive officers, 5% or greater shareholders, or their respective affiliates, have agreed to vote their Valley Mortgage shares in favor of the transaction at the special shareholder meeting. The form of irrevocable proxy is included in this proxy statement as Appendix B.

Recent Developments

        Stock Split.    Under the Valley Mortgage agreement, if Texas Regional effects a transaction such as a stock split or stock dividend with a record date preceding the effective time of the merger, the exchange ratio, the cash paid in lieu of fractional shares and other relevant amounts affected by the stock split or stock dividend are to be adjusted appropriately to provide to the holders of Valley Mortgage shares the same economic effect as contemplated by the Agreement prior to such split, dividend or similar transaction. On August 10, 2004, the Texas Regional Board of Directors declared a three-for-two stock split to be effected as a 50% stock dividend, to holders of record of Texas Regional common stock on August 23, 2004. This stock dividend was distributed on August 30, 2004. The exchange ratio, amount per share paid for fractional shares and other relevant amounts as described in this proxy statement have been adjusted for this stock dividend.

        Mercantile Bank & Trust.    On October 8, 2004, Texas Regional entered into an Agreement and Plan of Reorganization pursuant to which the Company will acquire Mercantile Bank & Trust, a Federal Savings Bank with three banking offices in Dallas, Texas. The Agreement and Plan of Reorganization calls for total cash consideration of $35,640,000, to be paid in exchange for all of the outstanding shares of Mercantile. The proposed merger is subject to customary closing conditions including receipt of all requisite regulatory approvals.

        Third Quarter 2004 Results.    On October 18, 2004, Texas Regional announced its results of operations for the quarter ended September 30, 2004. For the third quarter of 2004, Texas Regional had net income of $19,821,000, or $0.40 per diluted common share, compared to $15,569,000, or $0.35 per diluted common share, for the comparable 2003 period. For the nine months ended September 30, 2004, net income totaled $55,810,000, or $1.16 per diluted common share, compared to $46,365,000, or $1.04 per diluted common share, for the corresponding 2003 period.

        Net interest income of $53,821,000 for third quarter 2004 improved $16,678,000 or 44.9 percent over third quarter 2003. For the nine months ended September 30, 2004, net interest income totaled $148,659,000, reflecting a $40,215,000 or 37.1 percent increase from the equivalent 2003 period. This growth resulted principally from an increase of 27.2 percent in average total interest-earning assets to $4,705,768,000 for the nine months ended September 30, 2004 over the corresponding 2003 period. Noninterest income of $21,002,000 for third quarter 2004 increased $7,761,000 or 58.6 percent over third quarter 2003. For the nine months ended September 30, 2004, noninterest income totaled $53,555,000 reflecting an increase of $14,263,000 or 36.3 percent over the corresponding 2003 period. Noninterest expense of $38,698,000 for third quarter 2004 increased $15,431,000 or 66.3 percent over third quarter 2003. For the nine months ended September 30, 2004, noninterest expense totaled $104,072,000 reflecting an increase of $35,969,000 or 52.8 percent over the corresponding 2003 period.

This expansion generally corresponds with growth in business volumes as banking locations increased by 33 to 67 during the twelve months ended September 30, 2004, including 29 acquired in the March 2004 merger with Southeast Texas Bancshares, Inc.

        Assets totaled $5,619,282,000 at September 30, 2004, reflecting an increase of $1,433,657,000, or 34.3 percent from September 30, 2003, primarily due to the Southeast Texas merger. Loans held for investment of $3,538,428,000 at September 30, 2004 increased $1,121,183,000 or 46.4 percent from September 30, 2003. Deposits increased to $4,572,113,000 at September 30, 2004, up $1,173,623,000 or 34.5 percent from September 30, 2003. Shareholders' equity at September 30, 2004 increased $161,650,000 from September 30, 2003 to $571,391,000, reflecting a 39.5 percent increase. The increase resulted primarily from issuance of common stock in the Southeast Texas acquisition of $110,074,000. The total risk-based, tier 1 risk-based and leverage capital ratios of 11.85 percent, 10.78 percent and 8.17 percent at September 30, 2004, respectively, substantially exceeded regulatory requirements for a well-capitalized bank holding company.

        At September 30, 2004, total loans held for investment of $3,538,428,000 included $16,610,000 or 0.47 percent classified as nonperforming compared to 0.44 percent on September 30, 2003. The allowance for loan losses of $43,153,000 represented 1.22 percent of loans held for investment and 259.8 percent of nonperforming loans at September 30, 2004. Net charge-offs for third quarter 2004 averaged 0.57 percent of average loans held for investment compared to 0.55 percent for third quarter 2003. Total nonperforming assets at September 30, 2004 of $27,996,000 represented 0.79 percent of total loans held for investment and foreclosed and other assets compared to 0.88 percent at September 30, 2003. Accruing loans 90 days or more past due of $6,785,000 at September 30, 2004 totaled 0.19 percent of total loans held for investment and foreclosed and other assets compared to 0.18 percent at September 30, 2003.

        For additional information concering Texas Regional's third quarter results, see "Where You Can Find Additional Information" on page 51.

SELECTED FINANCIAL DATA

        The following table summarizes certain consolidated historical financial data of Texas Regional. The historical consolidated financial data of Texas Regional as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 is derived from the audited consolidated financial statements of Texas Regional, and has been adjusted to reflect stock splits and stock dividends effected during the periods. The consolidated financial statements of Texas Regional as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003, are incorporated by reference in this proxy statement. The selected historical consolidated financial data of Texas Regional as of and for the six months ended June 30, 2004 and 2003, which has been adjusted to reflect stock splits and stock dividends effected during the periods, is derived from the unaudited consolidated financial statements of Texas Regional incorporated by reference in this proxy statement.

        This information should be read in conjunction with the historical consolidated financial statements and the related notes incorporated by reference in this proxy statement.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Amounts in Thousands, Except Per Share Data)
TOTAL ASSETS	$5,438,748	$4,074,954	$4,217,936	$3,835,187	$2,590,812	$2,426,097	$2,120,690
TOTAL DEPOSITS	4,601,224	3,414,888	3,516,435	3,132,191	2,235,877	2,109,748	1,885,346
LONG-TERM DEBT	83,404	40,000	31,668	40,000	—	—	—
TOTAL SHAREHOLDERS' EQUITY	539,501	411,103	421,731	377,455	265,259	227,704	188,188
NET INTEREST INCOME	94,838	71,301	148,392	129,719	99,526	95,024	81,620
NET INCOME	35,989	30,796	62,309	53,847	39,422	35,302	30,850
ADJUSTED NET INCOME(1)	35,989	30,796	62,309	53,847	41,621	37,501	32,414
NET INCOME PER COMMON SHARE(2)(3)	0.76	0.69	1.40	1.24	0.98	0.88	0.77
ADJUSTED NET INCOME PER COMMON SHARE(1)(2)(3)	0.76	0.69	1.40	1.24	1.03	0.94	0.81
CASH DIVIDENDS PER COMMON SHARE(3)	0.167	0.160	0.320	0.271	0.242	0.215	0.189
SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE(3)	11.04	9.32	9.54	8.64	6.60	5.72	4.76
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING(3)(4)	47,576	44,453	44,548	43,323	40,227	39,962	39,811
NUMBER OF COMMON SHARES OUTSTANDING AT END OF PERIOD(3)	48,876	44,119	44,206	43,703	40,182	39,821	39,539

(1)
Represents previously reported net income and net income per common share, adjusted for the exclusion of goodwill amortization, net of tax. Beginning in 2002, new accounting standards eliminated the amortization of goodwill.

(2)
Net income per common share represents diluted earnings per share. The computation for diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding, assuming the issuance of all dilutive potential common stock equivalents outstanding during the reporting period.

(3)
Amounts are adjusted to reflect stock dividends and stock splits on Texas Regional common stock declared and distributed during the periods presented.

(4)
Represents weighted average shares outstanding used to calculate diluted earnings per share.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "TRBS." Valley Mortgage common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which Valley Mortgage's management has little information regarding price. The last sale of Valley Mortgage's common stock of which Valley Mortgage's management is aware occurred in January 2004, when 1,000 shares were sold for $10.00 per share pursuant to the exercise of a stock option granted in January 2004. The next most recent transaction known to Valley Mortgage management occurred in May 2003, at which time three existing shareholders purchased 5,000 shares from an estate for $15.90 per share.

        The following table sets forth the historical price of Texas Regional common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement.

	Texas Regional Common Stock Closing Price on Nasdaq National Market System
July 23, 2004		$29.73
, 2004	$

The market price per share as of July 23, 2004 has been adjusted for the three-for-two stock split effected as a 50% stock dividend, distributed to Texas Regional shareholders in August 2004.

RISK FACTORS

        Each Valley Mortgage shareholder voting in favor of the merger is likely choosing to invest in Texas Regional common stock, since in many cases part of the consideration received by the shareholder in the merger will consist of Texas Regional common stock. An investment in Texas Regional common stock involves a number of risks. In addition to other information contained in this proxy statement, you should carefully consider the following risk factors in deciding how to vote on the merger proposal.

Risk Factors Relating to the Merger

You will not know the precise value of the Texas Regional common stock you will receive in the merger when you vote on the merger.

        The value of the consideration to be received by Valley Mortgage shareholders at the time of the merger will depend upon the market price of Texas Regional common stock at that time. Because the market price of Texas Regional common stock varies, the consideration received may be lower on the date of closing than the market price of Texas Regional common stock on the day the merger was announced or during the determination period.

        On July 23, 2004, the last trading day before the announcement of the merger, the closing price of Texas Regional common stock was $29.73 (after adjustment for the stock split effected as a stock dividend declared and distributed by Texas Regional in August 2004). On July 26, 2004, the date of the announcement of the definitive agreement, Texas Regional common stock closed at 29.77 per share (after adjustment for the stock split effected as a stock dividend). Based upon the exchange ratio, this is equal to $32.07 per Valley Mortgage share as of the date of the announcement of the definitive agreement. On                  , 2004, the last trading day prior to the mailing of this proxy statement, the closing price of Texas Regional common stock was $                  . On October     , 2004, which (again based upon the exchange ratio) indicates an amount per Valley Mortgage share of $            .

You will have less influence as a shareholder of Texas Regional than as a shareholder of Valley Mortgage.

        The shareholders of Valley Mortgage currently have the right to control Valley Mortgage through their ability to elect the board of directors of Valley Mortgage and vote on other matters affecting Valley Mortgage. The merger will transfer control of Valley Mortgage to Texas Regional. After completion of the merger, Valley Mortgage shareholders will likely own less than 1% of Texas Regional's outstanding common stock. Consequently, the Valley Mortgage shareholders will exercise much less influence over the management and policies of Texas Regional than they currently exercise over the management and policies of Valley Mortgage.

If Valley Mortgage fails to meet the minimum net worth set forth in the merger agreement, Texas Regional may either waive the condition, reduce the consideration paid to Valley Mortgage's shareholders or terminate the merger agreement.

        The merger agreement provides that, at the time of the merger, the net worth of Valley Mortgage may not be less than $5,700,000, after accounting for the costs and expenses incurred by Valley Mortgage contemplated by the Merger Agreement or incurred in anticipation of the consummation of the transactions. If Valley Mortgage fails to meet this minimum net worth requirement, Texas Regional, in its sole discretion, may elect to waive the condition, or reduce the cash consideration and the stock consideration on a pro rata basis, or terminate the transaction. If Texas Regional elects to reduce the consideration, the consideration shall be reduced on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth. The cash shall be reduced by one-half of such amount and the number of shares shall be reduced by one-half of such amount divided by $30.71 per share (which is the same average price as used to determine the total shares to be issued in the merger transaction, and which has been adjusted for the stock split effected as a stock dividend declared and distributed by Texas Regional in August 2004). In the event the net worth requirement is not met, and Texas Regional elects to enforce this requirement, Valley Mortgage reserves the option to terminate this agreement. No penalties will be assessed against Valley Mortgage other than Valley Mortgage agrees to reimburse Texas Regional for all out-of-pocket expenses incurred in connection with this transaction if terminated.

        As of June 30, 2004, Valley Mortgage's net worth was $5,732,000, before accounting for the estimated costs and expenses of the merger transaction.

Risk Factors Relating to Texas Regional

The success of Texas Regional relies heavily on banking within specific geographic areas.

        Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates principally in the Rio Grande Valley and in the Houston and Beaumont metropolitan areas. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations and other adverse changes in the economic climate in Mexico, may have a significant adverse impact on operations of Texas Regional. The impact of Rio Grande Valley-specific changes has been reduced following Texas Regional's acquisition of Riverway Bank in Houston in 2002, its opening of additional branches in the Houston metropolitan area, and its acquisition earlier in 2004 of Southeast Texas Bancshares, Inc. and its subsidiary, Community Bank & Trust, SSB, which had banking facilities located primarily in Beaumont and southeast Texas.

        Texas Regional's acquisition of Valley Mortgage represents a further diversification of the business of Texas State Bank into mortgage banking. Valley Mortgage, like many similarly situated mortgage banking firms (and unlike Texas State Bank or commercial banks generally), typically sells all or a substantial portion of the loans originated by Valley Mortgage into the secondary market and has substantial relationships with purchasers of mortgage loans. Texas Regional believes this acquisition, if completed, will further diversify the company's business, although Texas Regional cannot assure that entering the mortgage banking market will have a favorable impact on its operations.

Competition with other financial institutions could adversely affect Texas Regional's profitability.

        The banking industry in Texas is highly competitive. Texas State Bank competes as a financial intermediary with other commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, consumer and commercial finance companies, insurance companies and money market mutual funds operating in Texas and elsewhere. Many of these competitors have substantially greater resources and lending limits than Texas State Bank has or will have following the merger, and in some cases these competitors offer services that Texas State Bank does not currently provide.

Valley Mortgage is not subject to the same regulatory requirements as Texas Regional and Texas State Bank.

        Generally, non-depository institutions, such as Valley Mortgage and other non-bank competitors, are not subject to as extensive regulation as applicable to Texas Regional and Texas State Bank. Texas State Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Bank is a member of the Federal Reserve System. Both Texas Regional and Texas State Bank are regulated by the Federal Reserve and Texas State Bank is also subject to regulation by the Texas Banking Department. Among other requirements, Texas Regional and Texas State Bank are subject to minimum capital requirements and requirements related to examination and audit by regulatory authorities. Unlike Valley Mortgage, Texas State Bank seldom sells loans it makes into the secondary market, with the result that the allowance for loan losses must be carefully calculated to properly predict loan losses in the loan portfolio. The allowance for loan losses and other potential losses in the loan portfolio are subject to review by regulatory authorities as a part of the examination process.

        The laws and regulations to which Texas Regional and Texas State Bank are subject are designed primarily to protect the Bank Insurance Fund of the Federal Deposit Insurance Corporation (commonly known as the FDIC), depositors and borrowers, and to further certain social policies and, consequently, may impose limitations on Texas Regional that may not be in the best interests of Texas Regional and its shareholders.

        Valley Mortgage is required to be registered as a mortgage banker by the Texas Mortgage Banker Registration Act, which requires all mortgage bankers, except those specifically exempt, to be registered on or before January 1, 2004. In addition, because Valley Mortgage is a seller/servicer of mortgage loans for the secondary mortgage market, Valley Mortgage is also subject to regulation and supervision by FNMA and FHLMC, and because Valley Mortgage makes FHA/VA guaranteed mortgages, Valley Mortgage must maintain approvals with both the Department of Housing and Urban Development and the Department of Veterans Affairs.

Texas Regional relies heavily on its Chief Executive Officer.

        Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of Texas Regional in 1985. Although Mr. Roney is a substantial shareholder of Texas Regional and is the beneficiary of various compensation arrangements with Texas Regional, including a deferred compensation arrangement, stock options and an executive incentive bonus plan, Texas Regional does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of Texas Regional and Valley Mortgage, and their respective consolidated subsidiaries, to differ materially from those expressed or implied by such forward-looking statements.

        All statements other than statements of historical fact are forward-looking statements, including: statements of benefits expected to be derived from the merger; statements of the impacts of the merger on earnings and other financial results; any statements of the plans, business strategies and objectives of management for future operations; proposed synergies or savings to be derived from the merger; any statements concerning proposed new products, services or developments; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to numerous assumptions and uncertainties, many of which are outside of Texas Regional's and Valley Mortgage's control and involve risks and uncertainties that could cause actual results to differ materially from the results contained in the forward-looking statements.

        The risks, uncertainties and assumptions referred to above include those risks described in the section "Risk Factors" beginning on page 14, and other risks, assumptions and uncertainties that are described from time to time in Texas Regional's filings with the Commission, including but not limited to, Texas Regional's annual report on Form 10-K for the fiscal year ended December 31, 2003 and other subsequently filed reports.

        Moreover, the potential acquisition by Texas Regional of Valley Mortgage presents additional risks, uncertainties and assumptions, including the possibility that the merger may not be consummated; the challenge of integrating Valley Mortgage and its business; the possibility that the combined businesses may fail to achieve desired synergies and that, after the acquisition, Texas Regional as a whole may fail to achieve revenue and profit expectations. Neither Texas Regional nor Valley Mortgage intends to update these forward-looking statements.

        Texas Regional and Valley Mortgage operate in an unpredictable and competitive environment. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, you should not place undue reliance on the forward-looking statements as a prediction of future results.

VALLEY MORTGAGE SPECIAL MEETING

General

        Valley Mortgage is sending you this proxy statement to provide you with information concerning the Agreement and Plan of Reorganization, dated as of July 26, 2004 by and among Texas Regional and Valley Mortgage. This Agreement and Plan of Reorganization, or merger agreement, provides for the merger of Valley Mortgage with and into a wholly-owned subsidiary of Texas Regional. Valley Mortgage's board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

Date, Time, and Place of the Special Meeting

        The special meeting of shareholders of Valley Mortgage is scheduled to be held as follows:

November 22, 2004
11:00 a.m., McAllen, Texas time
at the offices of Texas State Bank
3900 N. 10th Street, 11th Floor, McAllen, Texas 78501

Purpose of the Special Meeting

        At the special meeting, the shareholders of Valley Mortgage entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment.

        The Valley Mortgage board of directors has unanimously approved the merger and the merger agreement and recommends that holders of Valley Mortgage common stock vote for the merger agreement and the merger.

Record Date; Shares Entitled to Vote; Quorum

        Valley Mortgage has fixed the close of business on October 22, 2004, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 411,960 shares of Valley Mortgage common stock issued and outstanding, each of which entitles its holder to one vote for each common share held. As of the date hereof, the Valley Mortgage common shares were held of record by 25 holders.

        Each common share entitles the holder to one vote on the merger and one vote as to any other proposal to be voted on at the special meeting of Valley Mortgage shareholders. If you hold shares that are bound by an irrevocable proxy, those shares will be voted by the voting representative in favor of the merger agreement and the merger. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Valley Mortgage stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote of Valley Mortgage Shareholders Required for Adoption of the Merger Agreement

        The affirmative vote of the holders of two-thirds of the outstanding shares of Valley Mortgage stock entitled to vote on the merger is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement was approved.

        As of the record date, 354,023 shares of Valley Mortgage common stock, representing approximately 85% of Valley Mortgage's outstanding common stock entitled to vote on the merger,

were bound by irrevocable proxies in favor of the merger agreement and merger. As a result, the approval of the merger is assured.

Voting Instructions; Proxies and Election and Transmittal Forms

        Please read this section and the following voting procedures carefully.

        Unless you have executed an irrevocable proxy, you have received a proxy card and return envelope. You may directly vote your shares of Valley Mortgage common stock at the special meeting either in person or by proxy.

        All shares of Valley Mortgage common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference to us, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

        If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the Valley Mortgage common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

        Both an abstention and the failure to submit a proxy or to otherwise vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

        Valley Mortgage does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

        If you wish to vote by proxy, you should complete, sign and date the enclosed proxy card and return the proxy card in the return envelope to the corporate secretary of Valley Mortgage at the address indicated below so that he receives it before the special meeting:

    Secretary
    Valley Mortgage Company, Inc.
    1319 N. 10th Street
    McAllen, Texas 78501

        Unless you have executed an irrevocable proxy, you may revoke your proxy at any time before it is voted by:

  •
  notifying in writing the Secretary of Valley Mortgage at the address set forth above;

  •
  executing a subsequent proxy and submitting the new proxy to the Secretary of Valley Mortgage at the address set forth above; or

  •
  appearing in person at the special meeting and revoking your proxy by notifying Valley Mortgage's inspector of elections and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. However, such shareholders should still mark the election and transmittal form and return it to Valley Mortgage in the envelope provided.

        Any shareholder who holds shares of Valley Mortgage common stock bound by an irrevocable proxy need take no further action with respect to the voting of those shares bound by such proxy. The holder of the proxy will vote all of the shares bound by such agreement in favor of the merger agreement and the merger.

        Also accompanying this proxy statement is an election and transmittal form. The election and transmittal form is the means by which you can elect to receive cash, shares of Texas Regional stock or a combination of cash and shares of Texas Regional stock in exchange for your Valley Mortgage shares. The election and transmittal form is to be used by each shareholder of Valley Mortgage in forwarding your certificates for Valley Mortgage shares to Texas Regional. You may return the election and transmittal form and your share certificates to Valley Mortgage or Texas Regional. The election and transmittal form should be returned to either of the following addresses:

Secretary Valley Mortgage Company, Inc. 1319 N. 10th Street McAllen, Texas 78501	or	Ms. Janie Moran, Controller Texas State Bank 3900 North 10th Street, 11th Floor McAllen, Texas 78501

Any election and transmittal forms received by Valley Mortgage will be forwarded to Texas State Bank by Valley Mortgage.

        You may return the election and transmittal form any time before the election deadline, although we urge you to return your election and transmittal form promptly. To be effective, a shareholder's election and transmittal form (where the Valley Mortgage shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Valley Mortgage on behalf of Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Valley Mortgage shareholder meeting. This is the election deadline. To be effective, the election and transmittal form must be accompanied by the certificates representing all Valley Mortgage common shares as to which such election and transmittal form is being submitted, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Valley Mortgage shares for which no effective election and transmittal form is received will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Valley Mortgage shareholders.

        Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. In addition, all election and transmittal forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Valley Mortgage that the merger has been abandoned. Texas State Bank may, with the mutual agreement of Texas Regional and Valley Mortgage, make such rules as are consistent with this Agreement for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        For each share surrendered, as soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to the former Valley Mortgage shareholder either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

Solicitation of Proxies; Expenses

        Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Valley Mortgage, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Valley Mortgage common stock held of record by such persons, and Valley Mortgage may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the merger agreement incurring the expense.

        The matters to be considered at the special meeting are of great importance to the shareholders of Valley Mortgage. Accordingly, holders of Valley Mortgage common stock are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope.

        The election and transmittal form and instructions for the surrender of stock certificates are also enclosed. You may return the election and transmittal form any time before the election deadline indicated above, although we urge you to return your election and transmittal form promptly.

THE MERGER

        This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, and the other documents referred to in this proxy statement, for more detailed information regarding the merger. In addition, Texas Regional incorporates by reference into this proxy statement important business and financial information. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section entitled "Where You Can Find Additional Information" that begins on page 51.

General

        The merger agreement provides for the merger of Valley Mortgage with and into a wholly-owned subsidiary of Texas Regional, which, after the merger, will do business under the name Valley Mortgage Company, Inc. After the effective time of the merger, the board of directors of the corporation will consist of Glen E. Roney, Paul Schwab, W.D. Moschel, J.M. Moffitt and Paul Moxley. Paul Schwab will be the President. Each director and officer shall serve until his retirement, resignation or removal or until his successor is duly elected and qualified.

        The merger agreement provides that each share of Valley Mortgage common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive either cash, without interest, or shares of Texas Regional common stock, upon surrender of the certificate representing the Valley Mortgage common stock.

        As consideration for the merger, Texas Regional will issue to the holders of the shares of Valley Mortgage common stock either cash, or shares of the common stock of Texas Regional, or a combination of cash and Texas Regional shares, calculated and adjusted as described below.

        On the record date, 411,960 shares of Valley Mortgage common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Valley Mortgage (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) either $33.07 in cash or 1.07715 shares of Texas Regional common stock for each share of Valley Mortgage common stock they own.

        The agreement provides that at Texas Regional's election, the cash and shares to be distributed to Valley Mortgage shareholders may be decreased if the net worth of Valley Mortgage, after adjustments specified in the merger agreement, is less than $5,700,000 at the time of the merger. If made, the reduction would be made pro rata based on the same multiple that the purchase price bears to the required net worth, with the reduction being made one-half in cash and one-half in shares of Texas Regional stock. In lieu of adjusting the merger consideration, Texas Regional may instead elect to terminate the merger agreement and thereby elect not to consummate the merger if the net worth requirement is not satisfied. If Texas Regional elects to reduce the merger consideration, the Valley Mortgage board of directors may elect to terminate the merger agreement with no further obligation other than the obligation of Valley Mortgage to reimburse Texas Regional for its expenses in connection with the transaction.

        Texas Regional will not issue fractional shares of Texas Regional common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share in an amount equal to the product of $30.71 multiplied by such fraction of a share.

        The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, all holders of Valley Mortgage common stock will cease to be shareholders of Valley Mortgage and those Valley Mortgage shareholders who have elected to receive Texas Regional shares will become owners of Texas Regional common stock. After the effective time of the merger, all certificates for Valley Mortgage common stock (other than those held by shareholders who perfect their dissenters' rights) will represent the right to receive cash or shares of Texas Regional common stock pursuant to the merger agreement, but otherwise will be null and void after such date. After the effective time of the merger, all certificates for Valley Mortgage common stock held by shareholders who perfect their dissenters' rights will represent the right to receive cash pursuant to the exercise of their dissenters' rights, but otherwise will also be null and void after such date.

Background of the Merger

        In May 2004, Glen E. Roney, Chairman of the Board of Texas Regional, approached Paul Schwab, President of Valley Mortgage, concerning the possible acquisition of Valley Mortgage by Texas Regional. At the meeting, a preliminary outline of terms of a possible acquisition were discussed. Shortly thereafter, Mr. Schwab met with the directors of Valley Mortgage to discuss the preliminary outline of terms. Following the meeting, the board authorized Mr. Schwab to complete negotiations with Mr. Roney for the purpose of developing a letter of intent.

        Between mid-May and early June 2004, a number of negotiations and discussions took place leading to the preparation of a letter of intent which was presented to the Valley Mortgage board of directors. Following additional negotiations, on June 1, 2004, Texas Regional presented a revised letter of intent to Valley Mortgage. The Valley Mortgage Board unanimously approved the proposal, concluding that the transaction as outlined in the letter of intent was in the best interests of the shareholders of Valley Mortgage. The Board also authorized Paul Schwab to execute the letter of intent on behalf of Valley Mortgage. The letter of intent was signed on June 4, 2004.

        Both before and after execution of the letter of intent, Texas Regional conducted due diligence activities. Texas Regional obtained and reviewed financial information, asset information, management and other personnel information and other data concerning Valley Mortgage. Valley Mortgage also reviewed information relative to Texas Regional. Each received all information concerning the other that it deemed relevant to its consideration of the proposed transaction.

        A number of meetings were then held between representatives of Valley Mortgage and Texas Regional to prepare an acceptable definitive agreement. On July 13, 2004, the Texas Regional board of directors approved the transaction, the execution of the Agreement and Plan of Reorganization, the preparation and filing of applications for approval of the transaction from regulatory authorities, and the preparation and filing of a registration statement for the shares to be issued in the transaction. On July 23, 2004, the board of directors of Valley Mortgage approved the execution of the Agreement and Plan of Reorganization in the form attached to this proxy statement as Appendix A. The agreement was signed by both Valley Mortgage and Texas Regional as of July 26, 2004.

Valley Mortgage's Reasons for the Merger

        The Valley Mortgage board of directors has concluded that Valley Mortgage's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Valley Mortgage's board believes that providing the Valley Mortgage shareholders with an opportunity to receive cash, or a marketable equity security in a larger organization with attractive growth opportunities, or a combination of cash and stock, represents an attractive alternative to ownership of Valley Mortgage shares, for which there has historically been a limited market.

Recommendation of the Valley Mortgage Board of Directors

        After careful consideration, Valley Mortgage's board of directors unanimously determined the merger to be fair to you and in your best interests. Accordingly, Valley Mortgage's board of directors unanimously approved the merger agreement and unanimously recommends that the Valley Mortgage shareholders vote "FOR" adoption of the merger agreement.

        In considering the recommendation of the Valley Mortgage board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Valley Mortgage have interests in the merger that are different from, or in addition to the interest of Valley Mortgage shareholders generally. Please see the section entitled "Interests of Valley Mortgage Directors and Officers in the Merger" below.

Texas Regional's Reasons for the Merger

        Texas Regional's board of directors considered the following factors in helping to make its determination to vote in favor of the merger agreement and the merger:

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  The acquisition of Valley Mortgage gives Texas Regional further capacity for mortgage loan services that can be expanded in Valley Mortgage's existing markets and to other markets served by Texas Regional.

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  Valley Mortgage represents an attractive franchise and the markets served, or which could be served, by Valley Mortgage represent attractive potential loan demand due to existing Valley Mortgage relationships.

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  Management believes that the transaction will be accretive to Texas Regional earnings during the initial year.

        The aggregate amount to be paid to holders of Valley Mortgage shares resulted from negotiations which considered the historical earnings and dividends of Texas Regional and Valley Mortgage, the earnings potential and loan markets of Valley Mortgage, potential growth in the McAllen market, Valley Mortgage's asset quality and the effect of the merger on the shareholders, customers and employees of Texas Regional and Valley Mortgage.

No Opinion of Independent Financial Advisor

        Neither Valley Mortgage nor Texas Regional have engaged an independent financial advisor to review and report on the fairness of the transaction, from a financial point of view, to that party or its shareholders.

Interests of Valley Mortgage Directors and Officers in the Merger

        Some of the directors and executive officers of Valley Mortgage have interests in the merger that may be different from your interests. In particular, Paul Schwab and other officers and management employees may benefit from employment by a larger organization, offering benefit plans not available to them as employees of Valley Mortgage, such as stock option plans and participation in Texas Regional's employee stock ownership plan.

        Texas Regional, through its principal operating subsidiary Texas State Bank, has had banking transactions with Valley Mortgage and may have had transactions with directors and officers of Valley Mortgage and persons affiliated with them. All such transactions have been in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing for comparable transactions with others, and have not included more than the normal risk of collectibility or other unfavorable features.

Completion and Effectiveness of Merger

        The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Valley Mortgage and receipt of all required banking and other regulatory approvals. The merger will become effective upon the filing of articles of merger with the Secretary of State of Texas.

        Valley Mortgage and Texas Regional expect to complete the merger as quickly as possible after Valley Mortgage's special meeting, during the fourth quarter of 2004.

Structure of the Merger and Conversion of Valley Mortgage Common Stock

        Valley Mortgage will be merged with and into a newly-formed Texas corporation formed for the purpose of making the Valley Mortgage acquisition, and the separate corporate existence of Valley Mortgage will cease. The surviving corporation will change its name to Valley Mortgage Company, Inc. with the effectiveness of the merger.

        Upon completion of the merger, and assuming no adjustment in the aggregate merger consideration, each outstanding share of Valley Mortgage common stock will be automatically converted into the right to receive $33.07 in cash or 1.07715 newly issued fully paid and nonassessable shares of Texas Regional common stock. The actual combination of cash and common stock received by any shareholder will be based primarily on the election made by that shareholder.

        No certificate representing fractional shares of Texas Regional common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Texas Regional common stock in an amount equal to the product of $30.71 multiplied by the fraction of a share of Texas Regional common stock that would otherwise have been issued.

Exchange of Valley Mortgage Stock Certificates for Texas Regional Stock Certificates

        Accompanying this proxy statement is an election and transmittal form. This form is to be used by each shareholder of Valley Mortgage in making his or her election of cash, shares of Texas Regional stock or a combination of cash and shares of Texas Regional stock and for forwarding his, her or its certificates for shares of Valley Mortgage common stock to Texas Regional. For each share surrendered, as soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to the former Valley Mortgage shareholder either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

        To be effective, a shareholder's election and transmittal form (where the Valley Mortgage shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Valley Mortgage shareholder meeting. This is the election deadline. Any election and transmittal form that is sent to Valley Mortgage will be immediately forwarded to Texas State Bank and will be considered timely received if received by Valley Mortgage by the election deadline. To be effective, the election and transmittal form must be accompanied by the certificates representing all Valley Mortgage common shares as to which such election and transmittal form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Valley Mortgage shares for which no effective election and transmittal form is received will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Valley Mortgage shareholders.

        Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. Any election and transmittal form that is sent to Valley Mortgage will be immediately forwarded to Texas State Bank and will be considered timely received if received by Valley Mortgage before the election deadline.

        All election and transmittal forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Valley Mortgage that the merger has been abandoned. Texas State Bank, acting as the Exchange Agent, may, with the mutual agreement of Texas Regional and Valley Mortgage, make such rules as are consistent with this Agreement for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        No fractional shares will be issued in respect of a shareholder's shares, and any shareholder who would otherwise be entitled to a fractional share of Texas Regional common stock will receive cash in lieu of such fractional share, equal to $30.71 multiplied by such fraction of a share.

        Until certificates representing common stock of Valley Mortgage are surrendered, Texas Regional will set aside shares for making the deliveries of Texas Regional shares to Valley Mortgage shareholders entitled to such shares, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the merger will not be payable until surrender of the shareholder's share certificate, nor will any amounts bear interest attributable to periods either before or after the effective time of the merger.

        After the effective date of the merger, the Valley Mortgage share certificates that theretofore represented ownership of the common stock of Valley Mortgage will be converted automatically into the right to receive cash or shares of Texas Regional common stock (except for those Valley Mortgage shareholders who perfect their dissenters' rights, for whom the share certificate shall represent the right to receive the appraised value of their shares). No dividends on Valley Mortgage common stock will accrue with respect to such shares as are held by any shareholder after the effective date of the merger.

Determination of Amount of Cash and Number of Shares

        At the effective time of the merger, each share of Valley Mortgage will be converted into the right to receive either:

    •
    1.07715 shares of Texas Regional Class A voting common stock, or

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    $33.07 in cash.

A shareholder also may elect to receive a combination of cash and Texas Regional common stock in exchange for his or her Valley Mortgage shares. The exchange ratio, like other numbers in this proxy statement based upon the number of Texas Regional shares, has been adjusted to reflect the three-for-two stock split effected as a 50% stock dividend declared by the Board of Directors of Texas Regional and distributed during August 2004.

        Each Valley Mortgage shareholder shall be entitled to elect the form of consideration to be received for each share of stock, although the actual consideration received may not be the same as the form of consideration requested in the shareholder's election and transmittal form. A shareholder may elect to receive cash, or Texas Regional common stock, or a combination of cash and Texas Regional common stock for his or her Valley Mortgage shares. The election and transmittal form must be accompanied by the share certificates representing the shares with respect to which such election is being made duly endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any election and transmittal form received by Texas State Bank as the transfer agent after five trading days prior to the Valley Mortgage shareholder meeting will be treated as if no election had been made with respect to the shares referenced in the election and transmittal form. Any election and transmittal form that is sent to Valley Mortgage will be immediately forwarded to Texas State Bank and will be considered timely received if received by Valley Mortgage before the election deadline.

        It is possible, although unlikely, that the form of merger consideration actually received by a Valley Mortgage shareholder could differ from the form of consideration that the shareholder requests on his or her election and transmittal form. The agreement provides that if holders of less than 50% of the outstanding Valley Mortgage common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 50%, then shareholder elections (where the shareholder has elected to receive part or all cash) will be prorated and the amount of cash reduced so that the number of Valley Mortgage shares to be converted into Texas Regional common stock will equal as nearly as possible, but not be less than, 50% of the Valley Mortgage common shares outstanding immediately prior to the effective time of the merger. However, it is unlikely that this adjustment will have to be made, since directors and executive officers of Valley Mortgage, and their respective affiliates, holding an aggregate of more than 80% of the outstanding Valley Mortgage shares, have elected to receive $4,384,355 in cash and 229,015 shares of Texas Regional stock in exchange for their Valley Mortgage shares (after adjustment for Texas Regional's stock split effected as a stock dividend declared and distributed during August 2004).

        Texas Regional may decrease the total consideration if the net worth of Valley Mortgage, after adjustments specified in the merger agreement, is less than $5,700,000 at the time of the merger. In the event that the net worth requirement is not met, Texas Regional at its sole election shall be entitled to elect to terminate the transaction or to reduce the per share stock consideration and the per share cash consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth. The reduction in the purchase price shall be allocated one-half to cash and one-half to stock consideration.

        The aggregate amount of cash to be distributed to the Valley Mortgage shareholders as a part of the merger consideration is expected to be not less than $4,384,000 and not more than $6,593,000, based on the elections by Valley Mortgage shareholders of whether to receive cash or Texas Regional stock for their Valley Mortgage shares. Texas Regional will fund this cash commitment from cash reserves available to Texas Regional at the holding company level or available to the holding company through dividends from its subsidiaries, particularly Texas State Bank.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to Valley Mortgage shareholders. The discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change, including changes with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the merger.

        The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including individuals who purchased their shares of Valley Mortgage common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens or residents of the United States, and persons who hold Valley Mortgage common stock as part of a hedge, straddle or conversion transaction) may be subject to special tax rules not discussed below. The following discussion assumes that Valley Mortgage common stock will be held as a capital asset at the effective time of the merger.

        Tax Opinion Regarding the Merger.    Neither Texas Regional nor Valley Mortgage has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. The obligation of Texas Regional to consummate the merger is conditioned upon the receipt of an opinion of KPMG LLP, tax advisors to Texas Regional, that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Valley Mortgage shareholders will not recognize gain or loss for U.S. federal income tax purposes to the extent they receive Texas Regional common stock solely in exchange for their Valley Mortgage common stock.

        Valley Mortgage shareholders should be aware that a tax opinion is not binding on the Internal Revenue Service or the courts. The tax opinion will be based upon specific facts, representations and assumptions included or referred to in the opinion and the continued accuracy and completeness of specific representations made by Texas Regional, Texas Regional Delaware and Valley Mortgage, including representations in certificates to be delivered to counsel by the management of each of Texas Regional, Texas Regional Delaware and Valley Mortgage which, if incorrect in material respects, would jeopardize the conclusions reached by counsel in its opinion.

        Treatment of Holders of Valley Mortgage Common Stock.    Subject to the discussion below regarding receipt of cash for shares, including cash exchanged for Valley Mortgage shares pursuant to elections or deemed elections and cash received for fractional shares of Texas Regional common stock, each Valley Mortgage shareholder who receives solely Texas Regional common stock in the merger will not recognize any gain or loss as a result of the receipt of Texas Regional common stock pursuant to the merger. Valley Mortgage shareholders who exercise dissenters' rights and receive cash for their Valley Mortgage common stock will be treated as having received a distribution in redemption of their shares, which will result in these shareholders recognizing income for federal income tax purposes.

        For those shareholders who elect to receive Texas Regional shares in exchange for their Valley Mortgage shares, the aggregate tax basis of Texas Regional common stock received in the merger will be equal to the aggregate tax basis of the Valley Mortgage common stock surrendered in the exchange, decreased by any tax basis allocable to full or fractional shares exchanged for cash. The holding period of the Texas Regional common stock received will include the holding period of the Valley Mortgage common stock surrendered in the exchange.

        Cash Paid for Shares.    While no gain or loss will be recognized by the shareholders of Valley Mortgage who receive solely Texas Regional stock in exchange for their Valley Mortgage stock, income or gain must be recognized by those Valley Mortgage shareholders who receive cash and other property in addition to Texas Regional stock, but not in excess of the amount of cash and other property received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized that is not in excess of the shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. If the exchange is to be treated as a capital gain transaction, the shareholder will recognize short- or long-term capital gain based on the holding period applicable to the shares. No loss will be recognized on the exchange, if the shareholder receives Texas Regional stock and cash or any other consideration in the exchange.

        A Valley Mortgage shareholder who exchanges Valley Mortgage shares solely for cash generally will recognize income, gain or loss for federal income tax purposes (and, under appropriate circumstances, state income tax purposes) in an amount equal to the difference between the amount of cash received and the shareholder's basis in the Valley Mortgage shares.

        Although gain or loss will typically be capital gain or loss, it is possible, depending on the circumstances of a particular Valley Mortgage shareholder, that some or all of the cash received could be subject to ordinary income tax treatment as a dividend. You should consult your own tax advisor regarding specific tax consequences to you of the merger in this regard.

        Except as otherwise noted, any gain or loss recognized under the rules described above generally will be capital gain or loss, and will be long term capital gain or loss with respect to any Valley

Mortgage shares that have been held by the Valley Mortgage shareholder for more than one year as of the time of the exchange. A Valley Mortgage shareholder who exchanges Valley Mortgage shares for Texas Regional stock, or for cash and Texas Regional stock, pursuant to the merger should be aware that he or she will not be permitted to recognize a loss in the exchange, except with respect to cash received in lieu of fractional shares, as discussed below.

        Cash in Lieu of Fractional Shares.    Valley Mortgage shareholders who receive cash instead of a fractional share of Texas Regional common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Texas Regional. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be a capital gain or loss and a long-term capital gain or loss if the Valley Mortgage stock exchanged has been held for more than one year.

        The preceding summary is not intended to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Valley Mortgage shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

        Texas Regional anticipates accounting for the merger under the purchase method of accounting for financial reporting. Under this accounting method, at the effective time of the merger, Valley Mortgage's assets and liabilities will be adjusted to fair market value, and added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the merger will reflect the consolidated operations of Valley Mortgage and Texas Regional from the date of the merger, but prior period financial statements will not be restated.

Regulatory Approvals

        Because of the size and nature of the transaction, prior regulatory approval of the acquisition is not required. However, Texas Regional is required to provide notice of the proposed transaction to regulatory authorities and consummation of the merger is subject to confirmation that no regulatory authority has objected to the proposed transaction and that the transaction is not being contested by any federal or state governmental authority nor by any other party by formal proceedings. The satisfaction or waiver of other conditions as described in the merger agreement is also a condition to the merger.

Restrictions on Resales of Texas Regional Common Stock

        For Valley Mortgage shareholders who are not "affiliates" of Valley Mortgage, the Texas Regional common stock they receive in the merger may be freely traded following the merger.

        Although the shares of Texas Regional common stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or resale of such shares by any person who is an "affiliate" of Valley Mortgage at the time such merger is submitted to a vote of the shareholders of Valley Mortgage will require either:

  •
  the further registration under the Securities Act of the shares of Texas Regional common stock to be sold;

  •
  compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act (permitting sales under certain circumstances); or

  •
  the availability of an exemption from such registration.

        The foregoing restrictions will apply to all "affiliates" of Valley Mortgage and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional common stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of Valley Mortgage and may include certain related parties.

        Generally, Rules 144 and 145 will permit an "affiliate" of Valley Mortgage to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional common stock or the average weekly trading volume of such stock reported through The Nasdaq Stock Market's National Market System during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional common stock is traded on The Nasdaq Stock Market's National Market System. If a present affiliate of Valley Mortgage ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to the amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

Listing of Texas Regional Common Stock to be Issued in the Merger

        Texas Regional will use commercially reasonable efforts to have the shares of Texas Regional common stock issuable in the merger included for quotation on The Nasdaq Stock Market's National Market System, subject to official notice of issuance before the completion of the merger.

Dissenters' Rights of Appraisal

        By following the specific procedures set forth in the Texas Business Corporation Act, Valley Mortgage shareholders have a statutory right to dissent from the merger. If the merger is approved and consummated, any Valley Mortgage shareholder who properly perfects his, her or its dissenters' rights will be entitled, upon completion of the merger, to receive an amount of cash equal to the fair value of his, her or its shares of Valley Mortgage common stock rather than receiving the consideration in the merger agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and this summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act, which are reproduced in full in Appendix C to this proxy statement. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenters' rights of appraisal.

        Any shareholder who desires to dissent from the merger must file a written objection to the merger with Valley Mortgage prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder's address to which notice of the completion of the merger shall be sent. A vote against the merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the merger is effected, each shareholder who sent notice to Valley Mortgage as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his or her dissenters' rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

        The surviving corporation in the merger will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on the surviving corporation at 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of Valley Mortgage common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will be bound by the merger and lose their rights to dissent.

        Within 20 days after receipt of a dissenting shareholder's demand letter as described above, the surviving corporation shall deliver or mail to the dissenting shareholder written notice either:

  (1)
  stating that the corporation accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of Valley Mortgage common stock duly endorsed by the dissenting shareholder, or

  (2)
  containing the corporation's written estimate of the fair value of the shares of Valley Mortgage common stock together with an offer to pay such amount within 90 days after the effective time of the merger if the surviving corporation receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of Valley Mortgage common stock duly endorsed by the dissenting shareholder.

        In either case, the dissenting shareholder shall cease to have any ownership interest in Valley Mortgage or Texas Regional following payment of the agreed value.

        If the dissenting shareholder and the surviving corporation cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or the corporation may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder's shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with the surviving corporation on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their Valley Mortgage shares, and shall appoint one or more qualified appraisers to determine the value of the Valley Mortgage shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Valley Mortgage common stock, which judgment shall be binding on both the corporation and on all dissenting shareholders receiving notice of the hearing. The court shall direct the corporation to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to the corporation of the certificates representing shares of Valley Mortgage common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Valley Mortgage, Texas Regional, the surviving corporation in the merger or the Valley Mortgage common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

        Any dissenting shareholder who has made a written demand for payment of the fair value of his, her or its Valley Mortgage common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

        Any dissenting shareholder who has made a written demand for payment of the fair value of his, her or its Valley Mortgage common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

        It is a condition to Texas Regional's obligations under the merger agreement that Valley Mortgage shareholders owning not more than 5% of the outstanding shares of Valley Mortgage common stock shall have demanded or be entitled to demand payment of the fair value of the shares as dissenting shareholders. Texas Regional may terminate the merger agreement if this condition is not met.

  Income tax consequences

        See "The Merger-Material United States Federal Income Tax Consequences of the Merger" on page 27 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

The Merger Agreement

        The following describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement and incorporated by reference into this document. We urge you to read the full text of the merger agreement.

        Outline of the merger.    The transaction is structured as a merger of Valley Mortgage with and into a wholly-owned subsidiary of Texas Regional formed for purposes of making the acquisition. Upon consummation of the merger, the surviving corporation, will have all property of each, will possess all interests of each, and will be liable for all debts and obligations of each of the merging corporations.

        Consideration to Valley Mortgage shareholders.    The consideration to be distributed to Valley Mortgage shareholders shall consist of cash, Texas Regional common stock or a combination of cash and Texas Regional common stock, based in part on the election made by the Valley Mortgage shareholder and in part on elections made by all Valley Mortgage shareholders. See "Determination of Amount of Cash and Number of Shares" on page 26.

        Time for closing.    The closing of the transaction will take place on the latest of the following dates:

  •
  the date prescribed by an applicable regulatory authority;

  •
  as soon as practicable following receipt of Valley Mortgage shareholder approval;

  •
  if the transaction is being contested in legal proceedings, the date such legal proceedings are brought to a conclusion favorable in the judgment of Texas Regional to the consummation of the transactions; or

  •
  such other date as Valley Mortgage and Texas Regional may select by mutual agreement.

        If the closing shall not have been accomplished before November 30, 2004 either party may elect to terminate the agreement and the transaction.

        Representations and warranties.    Valley Mortgage and Texas Regional have each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

        The representations given by Valley Mortgage cover the following topics, among others, as they relate to Valley Mortgage:

  •
  corporate organization, qualification to do business and required licensing;

  •
  capitalization and ownership;

  •
  financial statements and liabilities;

  •
  status of loans and allowance for loan losses;

  •
  title to and status of properties and assets owned;

  •
  compliance with environmental matters and nonexistence of environmental hazards;

  •
  litigation and legal proceedings;

  •
  taxes;

  •
  contracts and agreements;

  •
  regulatory approvals;

  •
  authorization of the merger agreement by Valley Mortgage, the required vote of its shareholders and other required consents;

  •
  insurance;

  •
  employee benefit plans;

  •
  labor and other matters related to employees;

  •
  absence of adverse agreements;

  •
  absence of changes that would have a material adverse effect;

  •
  transactions with officers, directors, and other persons affiliated with Valley Mortgage;

  •
  stock of affiliated corporations;

  •
  regulatory matters and examination reports;

  •
  compliance with applicable laws;

  •
  absence of brokers or finders;

  •
  the absence of untrue statements in information delivered by Valley Mortgage, including information supplied by Valley Mortgage in connection with this proxy statement and the registration statement of which it forms a part; and

  •
  the accuracy of representations and warranties and other information.

        The representations given by Texas Regional cover the following topics, among others, as they relate to Texas Regional and its subsidiaries:

  •
  corporate organization and qualification to do business;

  •
  approval of the transaction;

  •
  absence of conflicting laws, orders or decrees;

  •
  absence of brokers or finders;

  •
  Texas Regional's capitalization;

  •
  financial statements and financial information;

  •
  absence of material adverse changes;

  •
  legal proceedings;

  •
  taxes;

  •
  reports to the SEC and regulatory authorities;

  •
  compliance with applicable laws; and

  •
  correctness of information supplied to the SEC and regulatory authorities by Texas Regional.

        The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Texas Regional and Valley Mortgage. A copy of the merger agreement is attached hereto as Appendix A.

        Valley Mortgage's conduct of business before completion of the merger.    The merger agreement includes specific provisions related to the conduct of Valley Mortgage's business pending the completion of the merger. Among other things, Valley Mortgage agreed that until completion of the merger it will:

  •
  operate and conduct their business in accordance with prudent banking practices and in substantially the same manner as conducted during the 18 months prior to the date of the merger agreement;

  •
  keep its properties in good repair and condition, and not make capital expenditures outside of the ordinary course of business or in excess of an aggregate of $50,000;

  •
  maintain their present insurance coverage;

  •
  comply with all material contractual obligations, including leases;

  •
  use its best efforts to maintain and preserve its business organization, retain its present officers and employees and maintain relationships with customers;

  •
  use its best efforts to comply with all applicable laws and regulations;

  •
  maintain their books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and prudent mortgage brokerage and mortgage banking practices;

  •
  not issue or sell any additional shares of their stock or securities convertible into shares of their stock;

  •
  not pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement and not commit itself to any new pension, retirement or profit-sharing plan or arrangement or employment agreement;

  •
  not hire any new management personnel, or change the duties, job classifications or compensation of any such person;

  •
  not declare or pay any dividend or make any stock split or purchase any of their shares of stock;

  •
  fully perform liabilities, debts and obligations;

  •
  notify Texas Regional of and allow designated Texas Regional officers to attend, all Board of Directors and loan committee meetings;

  •
  provide to Texas Regional all relevant information concerning proposed or anticipated loan transactions and other material contracts, and only consummate such transactions if approved by Texas Regional;

  •
  provide to Texas Regional all relevant information concerning proposed loans in excess of $100,000, if secured, and such loans shall only be made if approved by Texas Regional, provided that there is no limitation on the origination of residential mortgage loans generated in the ordinary course of business eligible for immediate sale into the secondary market.

  •
  not sell or dispose of any of the real or personal property without the prior consent of Texas Regional;

  •
  not incur expenses or enter into material contracts or incur other obligations outside of the ordinary course of business, except as expressly permitted; and

  •
  not permit any changes to be made in Valley Mortgage's capital structure or basic organizational documents.

        The agreements related to the conduct of Valley Mortgage's business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

        Additional covenants and agreements.    Each of Valley Mortgage and Texas Regional has agreed to cooperate with each other and to use their best efforts to take all actions, fulfill all conditions and obligations and do all things necessary under the merger agreement to complete the merger. In addition to the representations, warranties and covenants referenced above, Valley Mortgage and Texas Regional have, as applicable, agreed as follows:

  •
  Texas Regional will give credit for time of service with Valley Mortgage for purposes of the employees participation in Texas Regional's employee stock ownership plan, although compensation will only be measured from the date of the merger for purposes of calculating contributions;

  •
  Texas Regional has agreed to file any regulatory applications required in order to consummate the merger and each party has agreed to cooperate with the other in connection with the preparation and filing of regulatory applications and the registration statement of which this proxy statement is a part and Texas Regional will further use its best efforts to have the registration statement declared effective;

  •
  Valley Mortgage has agreed to terminate any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements and other services contracts, and any vacation benefit or other employee benefit plan, except that Valley Mortgage's existing vacation policy shall continue through the end of calendar year 2004 for existing Valley Mortgage employees, and Valley Mortgage employees shall have no accrued vacation as of January 1, 2005 under the Valley Mortgage vacation policy. Beginning January 1, 2005, Valley Mortgage employees will be entitled to vacation based upon Texas Regional's vacation policy;

  •
  each party has agreed to maintain the confidentiality of the other's nonpublic business information as described in the merger agreement;

  •
  Valley Mortgage has agreed that any public announcement of the transaction shall be prepared and issued by Texas Regional; and

  •
  the parties have agreed that the representations and warranties and any covenants and agreements that do not expressly apply to time periods following the closing, shall not survive the closing and consummation of the transactions.

Texas Regional is entitled to review and monitor Valley Mortgage and its assets, liabilities, business and prospects, and shall be entitled to terminate the transaction in its sole discretion at any time prior to closing if as a result of that review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have material adverse effect on the condition, financial position or business prospects of Valley Mortgage or any of its subsidiaries.

        Conditions to completion of the merger.    The obligations of Texas Regional and Valley Mortgage to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

  •
  Valley Mortgage's shareholders have approved and adopted the merger agreement and the merger;

  •
  the merger shall have been approved by applicable regulatory authorities, or if no approval is required Texas Regional shall have received no notice of objection of any regulatory authority to the consummation of the transaction, and such approvals and transactions shall not have been contested by any federal or state governmental authority nor by any third party by formal proceeding;

  •
  the absence of any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency which might prohibit the consummation of the merger;

  •
  the registration statement to register the shares of Texas Regional common stock to be issued in the merger has been declared effective and no stop order suspending the effectiveness of the registration statement is in effect; and

  •
  the shares of Texas Regional common stock to be issued pursuant to the merger to the shareholders of Valley Mortgage have been approved for listing on The Nasdaq Stock Market's National Market System.

        Texas Regional's obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

  •
  Texas Regional is entitled to review and monitor Valley Mortgage and its assets, liabilities, business and prospects, and shall be entitled to terminate the transaction in its sole discretion at any time prior to closing if as a result of that review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have material adverse effect on the condition, financial position or business prospects of Valley Mortgage;

  •
  Valley Mortgage's representations and warranties are true and correct in all material respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

  •
  holders of not more than five percent of the issued and outstanding shares of Valley Mortgage have exercised dissenters' rights with respect to the merger;

  •
  Texas Regional has received an opinion of Valley Mortgage's counsel, with respect to certain matters as specified in the merger agreement.

  •
  Texas Regional has received all necessary consents, approvals and estoppel certificates and other assurances, from any party to an agreement with Valley Mortgage, or by which Valley Mortgage is bound as a result of any legal requirement;

  •
  the net worth of Valley Mortgage is not less than $5,700,000, calculated as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by Valley Mortgage and contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

  •
  Texas Regional has received financial statements as of the month the merger is completed, of Valley Mortgage prepared in accordance with the merger agreement, reflecting no changes in the condition of Valley Mortgage that would constitute a material adverse effect on the condition of Valley Mortgage; and

  •
  Valley Mortgage has not paid any dividends or made any distributions in respect of its capital stock prior to the closing date, except as permitted by the merger agreement.

        Valley Mortgage's obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to Texas Regional's representations and warranties being true and correct in all material respects as of the date of the merger except to the extent any such representations or warranties are made as of a specified date.

        Termination of the merger agreement.    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Valley Mortgage shareholders:

  •
  by mutual consent of the boards of directors of Valley Mortgage and Texas Regional;

  •
  by either of the boards of directors of Valley Mortgage or Texas Regional, if:

  •
  the Federal Reserve Board or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Texas Regional;

  •
  the merger is not completed by November 30, 2004; or

  •
  the merger agreement fails to receive the requisite vote for adoption by the shareholders of Valley Mortgage at the Valley Mortgage special meeting; and

  •
  by the board of directors of Texas Regional if its continuing due diligence indicates facts, events or circumstances that come to its attention that could have a material adverse effect on the condition of Texas Regional or any of its subsidiaries.

Management After the Merger

        Neither the board of directors nor the executive officers of Texas Regional will change with the consummation of the merger. Information about Texas Regional's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the Company, can be found in Texas Regional's proxy statement for the 2004 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2003, both of which are filed with the Commission and incorporated by reference into this proxy statement. For more details about how you can obtain copies of Texas Regional's annual meeting proxy statement and Form 10-K, see "Where You Can Find Additional Information" on page 51.

        Valley Mortgage will be merged with and into a wholly-owned subsidiary of Texas Regional formed for the purpose of consummating the merger transaction. The surviving corporation will operate following the closing under the name Valley Mortgage Company, Inc. The directors of the surviving corporation shall be Glen E. Roney, Paul Schwab, W.D. Moschel, J.M. Moffitt and Paul Moxley. Paul Schwab will be the President of the surviving corporation. Each director and officer shall serve until his retirement, resignation or removal or until his successor is duly elected and qualified.

        After the merger is completed, Texas Regional intends to contribute the surviving corporation to its wholly owned subsidiary, Texas Regional Delaware, and for Texas Regional Delaware to contribute the stock of the surviving corporation to its wholly owned subsidiary, Texas State Bank, as a result of which Valley Mortgage will then be operated as a wholly owned subsidiary of Texas State Bank. Texas Regional expects that most of the personnel of Valley Mortgage will continue to be employees of the surviving corporation following the closing of the merger.

INFORMATION ABOUT VALLEY MORTGAGE

General

        Valley Mortgage is a Texas business corporation headquartered in McAllen, Texas, formed in 1973. Valley Mortgage operates as a mortgage banker or mortgage broker, originating loans through its main office in McAllen as well as through branch facilities in McAllen, Brownsville, Corpus Christi, Del Rio, Harlingen, Laredo, San Antonio and Sugar Land. Valley Mortgage is registered as a mortgage banker with the Texas Savings and Loan Department.

        As of June 30, 2004, Valley Mortgage had consolidated total assets of $17.5 million, net loans of $6.0 million, and total stockholders' equity of $5.7 million.

Facilities

        Valley Mortgage conducts business through its main facility, located at 1319 N. 10th Street in McAllen, Texas, and eight branch facilities. The main facility and three of the branch facilities are in owned facilities, and the remainder of the branches are located in leased facilities.

Competition

        The mortgage banking business is highly competitive, and Valley Mortgage's profitability depends principally on its ability to compete for mortgage customers. Valley Mortgage's success to date has been partly based on its relationships with real estate professionals, including brokers and salesmen operating in its market areas, and builders. Valley Mortgage competes with other mortgage bankers and mortgage brokers, savings banks, savings and loan associations, commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including certain governmental organizations which may offer more favorable financing than Valley Mortgage.

Employees

        As of June 30, 2004, Valley Mortgage had 58 full-time employees and one part-time employee. Valley Mortgage provides the following employee benefits to its full time employees: medical coverage with prescription benefits and extended care, mental health and chemical dependency services; dental coverage; employee assistance programs; life insurance coverage; retirement savings plan; and vacation, holiday and sick leave. Valley Mortgage considers its relations with employees to be excellent. Valley Mortgage is not a party to any collective bargaining agreement.

Legal Proceedings

        Valley Mortgage from time to time is a party to or otherwise involved in legal proceedings arising in the normal course of business. Valley Mortgage does not believe that there is any pending or threatened proceeding against Valley Mortgage which, if determined adversely, would have a material effect on the business, results of operations, financial position or cash flows of Valley Mortgage.

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK

        Texas Regional is authorized to issue common stock and preferred stock. A total of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock are authorized. As of the date of this proxy statement, 49,207,950 shares of Texas Regional common stock are issued and outstanding, and no preferred shares are issued or outstanding. In addition to the shares proposed to be issued to Valley Mortgage shareholders in connection with the merger, 1,419,911 shares of Texas Regional common stock are subject to option agreements issued under Texas Regional's employee stock option plans. Further issuance of shares of Texas Regional common stock after the effective time of the merger would have the effect of reducing the former Valley Mortgage shareholders' proportionate interest in Texas Regional.

        Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional common stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional common stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to Valley Mortgage shareholders in connection with the merger will bear legends describing the fact that the Texas Regional Articles of Incorporation deny preemptive rights and do not allow cumulative voting in the election of directors.

        Texas Regional presently has seven separate stock option plans, under the terms of which Texas Regional has granted options to purchase a total of 1,419,911 shares of its common stock to certain key employees for purchase, and pursuant to which Texas Regional could grant options to purchase a total of 113,401 additional shares of its common stock.

        Texas Regional has adopted for the benefit of its employees the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) provisions). As of June 30, 2004, a total of 1,562,274 shares of Texas Regional common stock (adjusted for the three-for-two stock split effected as a 50% stock dividend declared and distributed in August 2004) was held for the benefit of Texas Regional employees pursuant to this plan. Upon consummation of the merger with Valley Mortgage, it is anticipated that employees of Valley Mortgage who become employees of Texas Regional and who otherwise qualify will become participants in this plan.

        Holders of Texas Regional common stock are entitled to dividends as and when declared by the Texas Regional board of directors out of legally available funds. Texas Regional has paid the following dividends on its common shares since January 1, 2000. The dividends declared per share were restated to retroactively give effect to stock dividends and stock splits effected as stock dividends declared and distributed since January 1, 2000.

Applicable Time Period	Aggregate Dividends Declared	Dividends Declared Per Share
	(Dollars in Thousands)
January 1, 2000 to December 31, 2000	$8,541	$0.215
January 1, 2001 to December 31, 2001	9,701	0.242
January 1, 2002 to December 31, 2002	11,819	0.271
January 1, 2003 to December 31, 2003	14,202	0.320
January 1, 2004 to September 30, 2004	13,105	0.267

        Texas Regional's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's board of directors deems relevant.

        The principal asset and source of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

        All shares of Texas Regional common stock now outstanding are, and the shares of Texas Regional common stock to be issued in the merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

        In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional common stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

        Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's board of directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional common stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional common stock.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND
PRINCIPAL SHAREHOLDERS

Ownership of Valley Mortgage Capital Stock

        The following table sets forth certain information regarding the beneficial ownership of Valley Mortgage common stock as of the date of this proxy statement by directors and executive officers of Valley Mortgage, each person who is known by Valley Mortgage to own beneficially 5% or more of the Valley Mortgage common stock and all directors and executive officers as a group. Also included is the number of shares and percentage of Texas Regional common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of Valley Mortgage common stock for Texas Regional common stock pursuant to the merger, assuming there are no dissenting shareholders. Unless otherwise indicated, based on information furnished by such shareholders, management of Valley Mortgage believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as Valley Mortgage's address.

Name	Position	Amount and Nature of Beneficial Ownership of Valley Mortgage Common Stock		Percent of Valley Mortgage Common Stock(1)	Pro Forma Beneficial Ownership of Texas Regional Common Stock		Pro Forma Percent of Texas Regional Common Stock (2)
J. M. Moffitt 128 Pecan McAllen, TX 78501	Chairman of the Board and Director	144,920	(3)	35.18%	141,442	(3)	*
W. D. Moschel P.O. Box 2814 McAllen, TX 78502	Vice Chairman of the Board, Secretary and Director	143,153	(4)	34.75	129,768	(4)	*
Paul Schwab 700 Kiwi McAllen, TX 78504	President, Chief Executive Officer and Director	25,792		6.26	3,231		*
Eveline Hall, Trustee 1805 E. 23rd Street Mission, TX 78572		36,665		8.90	None		Not Applicable
Lusby Family, Ltd. Rt. 1, Box 5785 Mission, TX 78574		36,833		8.94	None		Not Applicable
All Directors and Executive Officers as a Group (3 persons)		297,195		72.14	256,485		*

*
Indicates ownership of less than 1.0% of the total outstanding Texas Regional shares.

(1)
The percentage beneficially owned was calculated based on 411,960 shares of Valley Mortgage common stock issued and outstanding at date of acquisition.

(2)
The percentage beneficially owned was calculated based on an estimated 49,185,474 shares of Texas Regional common stock issued and outstanding and assumes the issuance of an additional 300,936 shares of Texas Regional common stock upon consummation of the merger. The shares have been adjusted for the three-for-two stock split effected as a 50% stock dividend declared and distributed in August 2004. The number of shares added for the merger was based on election forms already received from directors and executive officers of Valley Mortgage. The number also assumes the election of solely Texas Regional stock with respect to any Valley Mortgage shares for which an election form has not yet been received.

(3)
Includes 583 shares held of record by Mr. Moffitt individually, 119,417 shares held by Mr. Moffitt as trustee for members of his family, 8,250 shares held by Mary K. Moffitt (Mr. Moffitt's spouse) and 16,670 shares held by Valmor Service Corp., which is controlled by both Mr. Moffitt and Mr. Moschel. The number of Texas Regional shares received was based on election forms already received from the shareholder. The number also assumes the election of solely Texas Regional stock with respect to any Valley Mortgage Shares beneficially owned by the shareholder for which an election has not yet been received.

(4)
Includes 105,583 shares held of record by Mr. Moschel, 20,900 shares held by South Texas Farms, a company controlled by Mr. Moschel, and 16,670 shares held by Valmor Service Corp., which is controlled by both Mr. Moffitt and Mr. Moschel. The number of Texas Regional shares received was based on election forms already received from the shareholder. The number also assumes the election of solely Texas Regional stock with respect to any Valley Mortgage Shares beneficially owned by the shareholder for which an election has not yet been received.

Ownership of Texas Regional Capital Stock

        Information concerning the ownership of Texas Regional capital stock by management and principal shareholders is contained in Texas Regional's proxy statement for the 2004 annual meeting of shareholders filed with the Commission on March 19, 2004, and is incorporated by reference into this proxy statement. See "Where You Can Find Additional Information" on page 51.

COMPARISON OF RIGHTS OF HOLDERS OF VALLEY MORTGAGE COMMON STOCK AND TEXAS REGIONAL COMMON STOCK

        Both Texas Regional and Valley Mortgage are incorporated in the State of Texas as Texas business corporations. If the merger is completed, holders of Valley Mortgage common stock will become holders of Texas Regional common stock and the rights of former Valley Mortgage shareholders will be governed by Texas law and Texas Regional's articles of incorporation and amended and restated bylaws. The rights of Valley Mortgage shareholders under Valley Mortgage's articles of incorporation and bylaws differ in certain respects from the rights of Texas Regional shareholders under Texas Regional's articles of incorporation and amended and restated bylaws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act (TBCA). Copies of Texas Regional's articles of incorporation and amended and restated bylaws are on file with the Commission. Copies of Valley Mortgage's articles of incorporation and amended and restated bylaws may be obtained from Valley Mortgage's corporate secretary upon written request.

	Valley Mortgage Shareholder Rights	Texas Regional Shareholder Rights
Corporate Governance:	The rights of Valley Mortgage shareholders are currently governed by Texas law and the articles of incorporation, as amended, and bylaws of Valley Mortgage.	The rights of Texas Regional shareholders are currently governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.

Upon consummation of the merger, the rights of Valley Mortgage shareholders will be governed by Texas law and the restated and amended articles of incorporation and the amended and restated bylaws of Texas Regional.
Upon consummation of the merger, the rights of Texas Regional shareholders will remain governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.
Authorized Capital Stock:	The authorized capital stock of Valley Mortgage consists of 1,000,000 shares of common stock.	The authorized capital stock of Texas Regional consists of and will remain at 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.
Number of Directors:
Valley Mortgage's bylaws provide that the authorized number of directors shall be 4, subject to increase or decrease by action of the stockholders to not less than 3. Valley Mortgage's board of directors currently consists of 3 directors.
Texas Regional's amended and restated bylaws state that the number of directors comprising the board of directors shall be not less than 5 but not more than 25, as determined by the board of directors at the time. Texas Regional's board of directors currently consists of 12 directors.

Shareholder Nomination of Directors:	Valley Mortgage's bylaws do not include specific provisions for nomination of directors.
Texas Regional's amended and restated bylaws do not include specific provisions for nomination of directors. Under the procedure utilized by Texas Regional in the recent past, the Board of Directors nominates a slate of directors, and the company permits nominations from the shareholders on the floor at the annual Texas Regional shareholder meeting.
Election of Directors and Preemptive Rights:
Valley Mortgage's bylaws state that each shareholder shall have one vote for each share of stock held. Valley Mortgage's articles of incorporation, as amended, do not grant or deny preemptive rights or cumulative voting in the election of directors, but the Valley Mortgage bylaws provide a procedure for cumulative voting in the election of directors. Under the bylaws, each shareholder has the right to give a candidate as many votes as the number of directors multiplied by the number of shares held, or to distribute his or her votes on the same principle among any number of candidates.
Texas Regional's articles of incorporation provide that holders of its common stock have voting power for election of directors. Holders of preferred shares issued in the future may or may not be granted voting rights identical to those of holders of Texas Regional common stock. Cumulative voting is not permitted. Texas Regional shareholders do not have preemptive rights.
Classification of Board of Directors:	Valley Mortgage's bylaws do not provide for the division of the board of directors into classes.	Texas Regional's amended and restated bylaws do not provide for the division of the board of directors into classes.
Removal of Directors:	Valley Mortgage's bylaws do not provide a specific procedure for removal of directors.	Under Texas Regional's amended and restated bylaws, a director may be removed by the shareholders of Texas Regional at any time with or without cause.

Shareholder Action Without a Meeting:
Valley Mortgage's bylaws provide that any action required by the statutes to be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
According to Texas Regional's amended and restated bylaws, action may be taken by the shareholders without a meeting if each shareholder entitled to vote signs a written consent to the action and such consents are filed with Texas Regional's corporate secretary.
Special Meetings of Shareholders:
Valley Mortgage's bylaws provide that a special meeting of the shareholders may be called by the president or in his absence by the vice president, by the board of directors or by the holders of at least 15% of the shares entitled to vote at the proposed special meeting.
According to Texas Regional's amended and restated bylaws, special meetings of the shareholders may be called at any time by the president, by the board of directors, by the chairman of the board of directors, or by the holders of not less than one-tenth of all the outstanding shares of Texas Regional stock.
Amendment of Articles of Incorporation and Bylaws:	Under Texas law, Valley Mortgage's articles of incorporation may be amended by the affirmative vote or written consent of at least two-thirds of the outstanding voting stock of Valley Mortgage.	Under Texas law, Texas Regional's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the outstanding voting stock of Texas Regional.
The power to alter, amend or repeal Valley Mortgage's bylaws is vested in its shareholders, subject to the power of the shareholders to delegate such power to the board of directors.
Under Texas law, the power to alter, amend or repeal Texas Regional's amended and restated bylaws is vested in its board of directors, subject to the power of the shareholders to alter, amend or repeal the bylaws, acting by the affirmative vote of the holders of at least 50% of the outstanding voting stock of Texas Regional.

Voting Stock:	The outstanding voting securities of Valley Mortgage are the shares of Valley Mortgage common stock. Valley Mortgage has no authorized or outstanding preferred shares.
Generally, the outstanding voting securities of Texas Regional are the shares of Texas Regional common stock. However, holders of shares of a series of preferred stock issued in the future may have the right to vote should the board of directors adopt resolutions to that effect. Holders of Texas Regional common stock have one vote per share held by them.
Authorization and Issuance of Additional Capital Stock:	Valley Mortgage's shareholders are entitled to exercise preemptive rights as and to the extent that the rights are granted by applicable law.	Texas Regional shareholders do not have preemptive rights to acquire newly issued shares of Texas Regional's capital stock.

Valley Mortgage's board of directors is authorized to issue up to 1,000,000 shares of common stock, of which 411,960 are outstanding.
Texas Regional's board of directors is authorized to issue 50,000,000 shares of common stock. Texas Regional's board of directors is further authorized to issue 10,000,000 shares of preferred stock and can determine the class and rights attached to any share of preferred stock. The shares of preferred stock may be divided into and issued in series. The board of directors has the authority to establish series of unissued shares of preferred stock by fixing and determining the relative rights and preferences of the shares of any series so established. Texas Regional previously created a series of preferred stock for 63,000 shares. That series was eliminated by board resolution and the shares are now authorized but unissued shares of preferred stock, subject to being included by the board of directors in a future series of preferred stock as provided in the articles of incorporation. The voting, liquidation and dividend rights of holders of shares of common stock may be affected upon issuance of additional shares of preferred stock.
Liquidation Rights:	Valley Mortgage's articles of incorporation, as amended, do not provide for liquidation rights among holders of Valley Mortgage common stock.	Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of liquidation rights.
Conversion Rights:	Valley Mortgage's articles of incorporation, as amended do not provide for conversion rights among holders of Valley Mortgage common stock.	Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of conversion rights.

Redemption Rights:	Valley Mortgage's articles of incorporation, as amended, do not provide for redemption rights among holders of Valley Mortgage capital stock.	Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of redemption rights.
Dividend Rights:	Under Valley Mortgage's articles of incorporation, as amended, holders of Valley Mortgage common stock are treated equally in terms of dividend rights.	Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of dividend rights.
Appraisal Rights:
Valley Mortgage shareholders have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA. Under these provisions, shareholders of Valley Mortgage may dissent from certain corporate actions proposed by Valley Mortgage's management and receive the fair value of their shares of Valley Mortgage common stock as of or immediately prior to the effective time of the proposed corporate action.
Because the approval of Texas Regional's shareholders is not required to complete the merger, they are not entitled to exercise their appraisal rights under the TBCA in connection with the merger. However, in connection with future transactions that may require a vote by Texas Regional's shareholders, the Texas Regional shareholders may, under specified circumstances, have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA.
Please read "The Merger-Dissenters' Rights of Appraisal" on page 30 for a more complete description of Valley Mortgage shareholders' dissenters' rights of appraisal in connection with the merger.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND VALLEY MORTGAGE COMMON STOCK

        Texas Regional common stock is quoted under the symbol "TRBS" on The Nasdaq Stock Market's National Market System.

        The following table sets forth, for the periods indicated, the high and low sales prices for Texas Regional common stock reported through the consolidated trading system as published in The Wall Street Journal and the dividends declared by Texas Regional per share of Texas Regional common stock. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/100th of one dollar and have been adjusted to reflect stock dividends (including stock splits effected as stock dividends) declared and distributed by Texas Regional in June 2002, declared by Texas Regional in March 2003 and distributed in April 2003, and declared and distributed by Texas Regional in August 2004.

	Texas Regional Common Stock
			Texas Regional Common Stock Dividend Per Share
	High	Low
2001:
First Quarter	$15.25	$11.29	$0.0606
Second Quarter	16.61	12.45	0.0606
Third Quarter	16.27	13.07	0.0606
Fourth Quarter	15.35	13.21	0.0606
2002:
First Quarter	17.70	14.55	0.0646
Second Quarter	21.27	17.38	0.0667
Third Quarter	22.12	16.61	0.0667
Fourth Quarter	21.88	17.70	0.0727
2003:
First Quarter	23.09	18.79	0.0800
Second Quarter	24.63	19.83	0.0800
Third Quarter	23.97	20.57	0.0800
Fourth Quarter	25.30	22.30	0.0800
2004:
First Quarter	28.53	24.15	0.0833
Second Quarter	31.33	27.09	0.0833
Third Quarter	31.45	28.07	0.1000
Fourth Quarter (through October , 2004)			none

        On July 23, 2004, the last trading day immediately preceding the announcement of the proposed transaction, the last reported sales price for Texas Regional common stock was $29.73, after adjustment for the stock dividend declared and distributed in August 2004. On                  , 2004, the most recent date practicable preceding the date of this proxy statement, the last reported sales price of Texas Regional common stock as quoted on The Nasdaq Stock Market's National Market System was $            .

        There are certain limitations on the payment of dividends to Texas Regional by its banking subsidiary, Texas State Bank. As a Texas-chartered banking association, the amount of dividends that Texas State Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Under applicable laws and regulations, at June 30, 2004, approximately $44.4 million was available for payment of dividends to Texas Regional by Texas State Bank.

        Valley Mortgage common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in Valley Mortgage's common stock are infrequent and negotiated privately between persons involved in those transactions, including in some instances Valley Mortgage as the purchaser or seller of shares. The last sale of Valley Mortgage's common stock of which Valley Mortgage's management is aware occurred in January 2004, when 1,000 shares were sold for $10.00 per share pursuant to the exercise of a stock option granted in January 2004. The next most recent transaction known to Valley Mortgage management occurred in May 2003, at which time three existing shareholders purchased 5,000 shares from an estate for $15.90 per share.

        In recent calendar quarters, Valley Mortgage has paid cash dividends per share on outstanding Valley Mortgage common shares as follows:

Valley Mortgage Common Stock Dividend Per Share
2002:
First Quarter	$1.00
Second Quarter	none
Third Quarter	1.00
Fourth Quarter	none
2003:
First Quarter	1.35
Second Quarter	none
Third Quarter	2.00
Fourth Quarter	none
2004:
First Quarter	1.00
Second Quarter	2.00
Third Quarter	none
Fourth Quarter (through October , 2004)	none

        Valley Mortgage has agreed not to declare or pay additional dividends prior to the time of closing.

EXPERTS

        The consolidated financial statements of Texas Regional as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

        KPMG LLP will also pass upon material federal income tax consequences arising in connection with the merger and related transactions, as described in the proxy statement. It is a condition to consummation of the merger that Texas Regional receive an opinion concerning material federal income tax consequences of the merger from KPMG LLP. The discussions included under the heading "Material United States Federal Income Tax Consequences of the Merger" were prepared for Texas Regional by KPMG LLP, independent accountants, and have been included herein upon the authority of said firm as experts in tax matters.

LEGAL MATTERS

        Rogers & Whitley, L.L.P. has rendered an opinion concerning the validity of the securities being offered pursuant to this proxy statement and certain other matters. Certain legal matters relating to the merger will be passed upon for Valley Mortgage by John R. King.

INDEMNIFICATION

        Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        You may obtain more information about Texas Regional from its web site at www.trbsinc.com. In addition, Texas Regional files annual, quarterly and other reports, proxy statements and other information with the Commission. Texas Regional's Commission filings are available to the public over the Internet or at the Commission's web site at www.sec.gov. You may also read and copy any document Texas Regional files at the Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1300
Washington, D.C. 20549

        Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

        All information contained in this document concerning Texas Regional and its subsidiaries, including Texas Regional Delaware and Texas State Bank, has been furnished by Texas Regional. All information contained in this document concerning Valley Mortgage and its affiliates has been furnished by Valley Mortgage.

INCORPORATION BY REFERENCE

        The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 000-14517);

  (2)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 (Commission File No. 000-14517);

  (3)
  Current Report on Form 8-K filed with the Commission on February 25, 2004 (Commission File No. 000-14517);

  (4)
  Current Report on Form 8-K filed with the Commission on March 9, 2004 (Commission File No. 000-14517);

  (5)
  Current Report on Form 8-K filed with the Commission on March 12, 2004 (Commission File No. 000-14517);

  (6)
  Current Report on Form 8-K filed with the Commission on June 8, 2004 (Commission File No. 000-14517);

  (7)
  Current Report on Form 8-K filed with the Commission on June 9, 2004 (Commission File No. 000-14517);

  (8)
  Current Report on Form 8-K filed with the Commission on July 26, 2004 (Commission File No. 000-14517);

  (9)
  Current Report on Form 8-K filed with the Commission on August 10, 2004 (Commission File No. 000-14517);

  (10)
  Current Report on Form 8-K filed with the Commission on September 14, 2004 (Commission File No. 000-14517);

  (11)
  Current Report on Form 8-K filed with the Commission on October 8, 2004 (Commission File No. 000-14517);

  (12)
  Proxy Statement dated March 19, 2004, relating to its annual meeting of shareholders held on April 19, 2004 (Commission File No. 000-14517); and

  (13)
  The description of the Texas Regional common stock contained in Form 10, as amended by subsequent filings with the Commission, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 000-14517).

        All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of Valley Mortgage herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed incorporated herein by reference, or contained in this proxy statement, shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement, except as so modified or superseded.

        No person has been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, Texas Regional Delaware, Texas State Bank, Valley Mortgage or their respective affiliates. This proxy statement does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional common stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

        Neither the delivery of this proxy statement nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, Texas Regional Delaware, Texas State Bank, Valley Mortgage or their respective affiliates since the date of this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of July 26, 2004, is executed by and between Texas Regional Bancshares, Inc., a Texas corporation ("Texas Regional") and Valley Mortgage Company, Inc., a Texas corporation ("Valley Mortgage").

        Texas Regional operates a commercial banking business in Texas through its wholly owned subsidiary, Texas Regional Delaware, Inc., which owns all of the capital stock of Texas State Bank, a Texas state banking association ("Texas State Bank").

        Valley Mortgage operates a mortgage banking business in Texas based in McAllen, Texas, with additional locations in Brownsville, Corpus Christi, Del Rio, Harlingen, Laredo, San Antonio and Sugar Land.

        The affiliate shareholders of Valley Mortgage listed on Annex A (the "Principal Shareholders"), each of whom is a director, executive officer or affiliate of a director or executive officer of Valley Mortgage, has executed a Shareholders' Agreement and Irrevocable Proxy, in the form attached hereto as Annex B, for the purpose of evidencing such shareholder's consent to and approval of the transaction herein described and pursuant to which each has agreed to vote for the transaction at the Valley Mortgage shareholders meeting and to support and recommend the transaction to the other shareholders of Valley Mortgage. Each person listed on Annex A has also signed an election form in the form of Annex C electing to receive either shares of Texas Regional stock or cash or a combination of Texas Regional stock and cash in the transaction, with the result that all such persons have in the aggregate elected to receive $4,384,355 in cash and 152,6491 shares of Texas Regional stock in exchange for their Valley Mortgage shares.

1
Represents the number of shares prior to adjustment for Texas Regional's three-for-two stock split effected as a 50% stock dividend, declared and distributed during August 2004. After adjustment, the number of shares which the directors and executive officers of Valley Mortgage, and their respective affiliates, have elected to receive is 229,015 shares of Texas Regional common stock.

W I T N E S S E T H:

        This Agreement provides for the merger of Valley Mortgage with and into New Valley Mortgage Company, Inc. ("New Valley Mortgage"), an indirect wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization. Both as of the date hereof and as of the date of Closing, the aggregate outstanding number of Valley Mortgage shares is and shall be 411,960 shares of common stock.

        As a result of the merger, the shareholders of Valley Mortgage (other than any shareholder exercising dissenters' rights of appraisal) will receive either cash, or shares of Texas Regional Common Stock (hereafter defined), or a combination of cash and shares of Texas Regional Common Stock, in exchange for their shares of Valley Mortgage common stock, as described in this Agreement. With the closing of the transaction, Valley Mortgage shall be merged with and into New Valley Mortgage, and Valley Mortgage will cease its separate existence.

        Upon consummation of the merger of Valley Mortgage with and into New Valley Mortgage, all rights, privileges, immunities, powers and franchises of each of New Valley Mortgage and Valley Mortgage shall be merged into New Valley Mortgage as the surviving corporation. Without any other action, at the Effective Time, New Valley Mortgage shall be vested with all property, real, personal and mixed, of New Valley Mortgage and Valley Mortgage. New Valley Mortgage shall thereafter possess all of the interests, both public and private, of each of New Valley Mortgage and Valley Mortgage and all claims of creditors of each of New Valley Mortgage and Valley Mortgage shall survive and any liens shall be preserved unimpaired in New Valley Mortgage as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger to be executed by and among New Valley Mortgage and Valley Mortgage in the form required by the Secretary of State of Texas.

        For Federal income tax purposes, the merger described in this Agreement is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PLAN OF MERGER

        1.1    The Merger.    Following approval of the merger transaction by applicable regulatory authorities and the shareholders of Valley Mortgage, and the fulfillment of other conditions precedent to such merger transaction as herein described, New Valley Mortgage and Valley Mortgage shall each execute and deliver Articles of Merger (the "Articles of Merger") in the form required for filing with the Secretary of State of Texas. As used herein, the term "Merger" shall mean and refer to the merger of Valley Mortgage with and into New Valley Mortgage. At the Effective Time of the Merger, (i) the rights of the shareholders of Valley Mortgage (other than any shareholder exercising dissenters' rights of appraisal) shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive cash or shares of Texas Regional Common Stock as herein provided, and (ii) the rights of any dissenting shareholder shall be converted into the right to receive cash pursuant to the exercise of his or her dissenters' rights of appraisal, as provided by law. Upon consummation of the merger, each shareholder of Valley Mortgage shall cease to be a shareholder of Valley Mortgage for all purposes and his, her or its share certificate shall for all purposes be cancelled automatically without any further action on the part of the shareholder.

        1.2    Consideration to Valley Mortgage Shareholders.

          1.2.1 Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Texas Regional, New Valley Mortgage or any holder of shares of Valley Mortgage:

            (a)   Subject to other applicable provisions of this Agreement, each common share, without par value, of Valley Mortgage ("Valley Mortgage Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than Valley Mortgage Common Shares held directly or indirectly by Valley Mortgage ("Treasury Shares") and Dissenters' Shares, if any) will be converted into the right to receive, at the election of each holder thereof, either: (A) the Per Share Stock Consideration, or (B) the Per Share Cash Consideration. For purposes of this Agreement,

              (i)    "Consideration" means the Per Share Cash Consideration and the Per Share Stock Consideration.

              (ii)   "Exchange Ratio" means 0.71812 shares of Texas Regional Common Stock for each Valley Mortgage Common Share converted into shares of Texas Regional Common Stock.

2
Represents the exchange ratio prior to adjustment for Texas Regional's three-for-two stock split effected as a 50% stock dividend, declared and distributed during August 2004. After adjustment, the exchange ratio is 1.07715 shares of Texas Regional common stock for each Valley Mortgage common share converted into Texas Regional common stock.

              (iii)  "Per Share Cash Consideration" means $33.07 in cash.

              (iv)  "Per Share Stock Consideration" means a number of fully paid and nonassessable shares of Texas Regional Common Stock equal to the Exchange Ratio.

              (v)   "Texas Regional Common Stock" means the Texas Regional Class A Voting common stock, par value $1.00 per share.

            (b)   Each Valley Mortgage Common Share that, immediately prior to the Effective Time of the Merger, is a Treasury Share will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

            (c)   At the Effective Time of the Merger, each common share, without par value, of New Valley Mortgage issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become a number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the "Surviving Corporation Common Shares") equal to the number of New Valley Mortgage shares outstanding immediately prior to the Effective Time of the Merger.

            (d)   Subject to the allocation procedures set forth in Section 1.2.1(a), each record holder of Valley Mortgage Common Shares will be entitled

              (i)    to elect to receive shares of Texas Regional Common Stock for all of the Valley Mortgage Common Shares ("Stock Election Shares") held by such record holder, or

              (ii)   to elect to receive cash for all of the Valley Mortgage Common Shares ("Cash Election Shares") held by such record holder; or

              (iii)  elect to receive part shares of Texas Regional Common Stock (such portion of the Valley Mortgage Common Shares attributable to the election to receive shares being included in Stock Election Shares) and part cash (such portion of the Valley Mortgage Common Shares attributable to the election to receive cash being included in Cash Election Shares) for his, her or its Valley Mortgage Common Shares; or

              (iv)  to indicate that such holder makes no such election for all of the Valley Mortgage Common Shares ("No-Election Shares") held by such record holder,

  provided, that notwithstanding anything in this Agreement to the contrary, the number of Valley Mortgage Common Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will be equal to or greater than 50% of the aggregate consideration to be received by Valley Mortgage shareholders in the merger transaction (the "Minimum Stock Percentage"). All elections (each, an "Election") shall be made on a form designed for that purpose by Texas Regional and reasonably acceptable to Valley Mortgage (an "Election Form"). Any Valley Mortgage Common Shares for which the record holder has not, as of the Election Deadline (or any extended Election Deadline), properly submitted to the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") will be either Texas Regional or a subsidiary thereof, or another bank or trust company in the United States selected by Texas Regional and reasonably acceptable to Valley Mortgage.

            (e)   The allocation among the holders of Valley Mortgage Common Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

              (i)    Number of Stock Election Shares Greater Than or Equal to 50%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than or equal to 50% of the Valley Mortgage Common Shares, then (A) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration, and (B) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and

              (ii)   Number of Stock Election Shares Less Than 50%. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline or any extended Election Deadline) is less than 50% of the Valley Mortgage Common Shares, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable, but not less than, 50% of the Valley Mortgage Common Shares, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is still less than or equal to 50% of the Valley Mortgage Common Shares, all No-Election Shares will be Stock-Selected No-Election Shares; (C) if the sum of Stock Election Shares and No-Election Shares is still less than 50% of the Valley Mortgage Common Shares, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable, but not less than, 50% of the Valley Mortgage Common Shares, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.

            (f)    Exchange Procedures.

              (i)    At the time of mailing of the proxy statement to holders of record of Valley Mortgage Common Shares entitled to vote at the Valley Mortgage shareholders meeting, Texas Regional will mail with the proxy statement an election form and a letter of transmittal (each in customary form) to each such holder. Valley Mortgage will use its commercially reasonable best efforts to make the election form and the proxy statement available to all persons who become record holders of Valley Mortgage common stock during the period between such record date and the Election Deadline. To be effective, an election form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Valley Mortgage shareholder meeting, unless the time period is extended in Texas Regional's sole discretion (the "Election Deadline") and accompanied by the certificates representing all Valley Mortgage Common Shares ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Valley Mortgage (or accompanied by an appropriate guarantee of delivery by an eligible organization). The exchange agent shall make all computations contemplated by Section 1.2.1 of this Agreement, and, after the concurrence of Valley Mortgage (not to be unreasonably withheld), all such computations will be conclusive and binding on the former holders of Valley Mortgage Common Shares absent manifest error. Any election form may be revoked, by the holder who submitted such election form to the exchange agent, only by written notice received by the exchange agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the exchange agent is notified in writing by Texas Regional and Valley Mortgage that the Merger has been abandoned. The exchange agent may, with the mutual agreement of Texas Regional and Valley Mortgage, make such rules as are consistent with this Agreement for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. Prior to the Effective Time of the Merger, Texas Regional will enter into an exchange agent and nominee agreement with the exchange agent setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated to be made by the exchange agent pursuant to this Agreement.

              (ii)   At or prior to the Effective Time of the Merger, Texas Regional will deposit, or will cause to be deposited, with the exchange agent, for the benefit of holders of Valley Mortgage Common Shares, certificates representing shares of Texas Regional Common Stock ("New Certificates") and an amount of cash sufficient to deliver to the holders of Valley Mortgage Common Shares (other than Dissenters' Shares) the aggregate Consideration to which such holders are entitled pursuant to Section 1.2.1, together with all cash and other property to which such holders may be entitled in respect of dividends and distributions with a record date occurring after the Effective Time of the Merger (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Time of the Merger with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Texas Regional shall assume that there will not be any fractional shares of Texas Regional Common Stock. In addition, from time to time as needed after the Effective Time of the Merger, Texas Regional shall deposit or shall cause to be deposited with the exchange agent, for addition to the Exchange Fund, cash sufficient to pay cash in lieu of fractional shares in accordance with this Agreement. At the time of such deposit, Texas Regional will irrevocably instruct the exchange agent to deliver such Consideration and other cash and property out of the Exchange Fund after the Effective Time of the Merger to the holders of Valley Mortgage Common Shares (other than Dissenters' Shares) in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

              (iii)  The holder of each Old Certificate, upon the later of the Effective Time of the Merger or the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Consideration into which Valley Mortgage Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 1.2.1 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a New Certificate representing Texas Regional Common Stock is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to

      Section 1.2.1, such Texas Regional Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Valley Mortgage Common Shares that is not registered on the transfer records of Valley Mortgage, a New Certificate representing the appropriate number of shares of Texas Regional Common Stock may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Texas Regional Common Stock to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Texas Regional that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon exchange as contemplated in this Section, the Consideration into which Valley Mortgage Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any cash payable upon surrender of any Old Certificate.

              (iv)  Notwithstanding the foregoing, neither the exchange agent nor any party hereto will be liable to any former holder of Valley Mortgage Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (v)   No dividends or other distributions with respect to Texas Regional Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any Old Certificate with respect to the shares of Texas Regional Common Stock issuable in exchange therefor, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Agreement, until the holder is entitled to receive, in exchange for such Old Certificate, the Per Share Stock Consideration represented by such Old Certificate. Subject to applicable law, after the holder of any Old Certificate becomes so entitled to receive the Per Share Stock Consideration, there shall be paid to the holder of the New Certificate representing whole shares of Texas Regional Common Stock issued in exchange for such Old Certificate, without interest, (i) at the time of such exchange, the amount of any cash payable in lieu of a factional share of Texas Regional Common Stock to which such holder is entitled pursuant to this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Texas Regional Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to the time of such exchange and a payment date subsequent to the time of such exchange payable with respect to such whole shares of Texas Regional Common Stock.

              (vi)  Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for twelve months after the Effective Time of the Merger will be returned to Texas Regional. Any holders of Old Certificates who have not theretofore complied with this Agreement shall thereafter look only to Texas Regional for, and, subject to subsection (iv) above, Texas Regional shall remain liable for payment of their claim for Consideration, cash in lieu of any fractional share interests and unpaid dividends and distributions on shares of Texas Regional Common Stock deliverable in respect of each Valley Mortgage common share represented by such Old Certificates such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

            (g)   Anti-Dilution Adjustments. Should Texas Regional change (or establish a record date for changing) the number of shares of Texas Regional Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Texas Regional Common Stock having a record date preceding the Effective Time of the Merger, the Exchange Ratio and the cash paid in lieu of fractional shares will be adjusted appropriately to provide to the holders of Valley Mortgage Common Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction.

            (h)   Fractional Shares. Fractional shares shall not be issued under section (a) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of $46.063 multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

3
Represents the price prior to adjustment for Texas Regional's three-for-two stock split effected as a 50% stock dividend, declared and distributed during August 2004. After adjustment, the amount to be paid for each fractional share is the product of $30.71 multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

            (i)    Dissenting Shareholders. Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the surviving corporation in the merger transaction in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters' rights.

          1.2.2 The Per Share Stock Consideration to which a Valley Mortgage shareholder may be entitled shall be issued, and the Per Share Cash Consideration to which each Valley Mortgage shareholder may be entitled shall be paid, upon surrender of such shareholder's share certificate or certificates evidencing shares of Valley Mortgage stock. Texas Regional shall request that the Exchange Agent deliver share certificates and Per Share Cash Consideration at the time of Closing to shareholders who have surrendered their Valley Mortgage share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of Valley Mortgage, or (ii) by such other arrangements as may be mutually agreed by and between such former Valley Mortgage shareholder and Texas Regional or Texas Regional's Exchange Agent. Any delivery of Texas Regional share certificates or Per Share Cash Consideration to shareholders who surrender their Valley Mortgage share certificates following the date of Closing shall be mailed to the former Valley Mortgage shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder's Valley Mortgage share certificate. The stock transfer records of Valley Mortgage shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of Valley Mortgage capital stock shall take place thereafter.

          1.2.3 Any Texas Regional share certificate or Per Share Cash Consideration that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of Valley Mortgage who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time such shareholder shall cease to be a dissenting shareholder for purposes of this Agreement and the provisions of section 1.2.2 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

          1.2.4 Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's Valley Mortgage share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

        1.3    Closing.    The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

          1.3.1 Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority or pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

          1.3.2 As soon as practicable following receipt of Valley Mortgage shareholder approval at a duly called meeting of the shareholders; or

          1.3.3 If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including Section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

          1.3.4 Such other date as Valley Mortgage and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable. If Closing shall not have been accomplished on or before November 30, 2004, this Agreement shall, at the election of either Valley Mortgage or Texas Regional by written notice, terminate and be of no further force or effect. The parties respectively agree to use commercially reasonable efforts to close the transactions as soon as practicable, but it is agreed that neither party shall have liability to the other (or to any other person) if the transaction is not closed prior to November 30, 2004. Any termination which occurs through no fault of Valley Mortgage or Texas Regional shall be without liability to any of the parties hereto. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Valley Mortgage and Texas Regional.

        1.4    Effective Time.    The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Articles of Merger to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a confirmation of filing and acceptance of the Certificate of Merger by the Office of Secretary of State of Texas, pursuant to which Valley Mortgage is merged with and into New Valley Mortgage.

        1.5    Effect of Merger.    As a result of the merger of Valley Mortgage with and into New Valley Mortgage, the assets, liabilities and business of Valley Mortgage shall be acquired by New Valley Mortgage, free and clear of any and all liens, claims or encumbrances other than those described in Section 1.5 of the Disclosure Letter.

        1.6    Valley Mortgage Shareholder Representative.    Valley Mortgage hereby designates Paul Schwab (the "Valley Mortgage Shareholder Representative") as representative of the Valley Mortgage shareholders, to act on behalf of them to facilitate the consummation of the transactions herein described and to facilitate distribution of consideration to the Valley Mortgage shareholders. Texas Regional shall be entitled to rely upon the Valley Mortgage Shareholder Representative's authority to act on behalf of Valley Mortgage and the Valley Mortgage shareholders. In the event that the person named as the Valley Mortgage Shareholder Representative shall die, become incapacitated or resign from his position as the Valley Mortgage Shareholder Representative, then Valley Mortgage shareholders holding a majority in interest of the Valley Mortgage capital stock held by shareholders other than Texas Regional or any subsidiary of Texas Regional shall appoint a substitute Valley Mortgage Shareholder Representative. Any substituted Valley Mortgage Shareholder Representative shall only be effective following written notice of such substitution has been received and acknowledged by Texas Regional.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF VALLEY MORTGAGE

        Valley Mortgage a hereby represents and warrants to, and covenants and agrees with, Texas Regional as follows:

        2.1    Organization and Operation of Valley Mortgage.    Valley Mortgage is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and Bylaws of Valley Mortgage as amended to date, have been delivered to Texas Regional. Valley Mortgage is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of Valley Mortgage is its mortgage brokerage and mortgage banking business, and ancillary activities directly related thereto.

        2.2.    No Subsidiaries or Joint Ventures.    Valley Mortgage has no subsidiaries. Valley Mortgage is not a member of any joint venture or partnership and Valley Mortgage does not own the securities of any other entity other than as herein described.

        2.3    Assets and Indebtedness.    Valley Mortgage has no assets and no liabilities other than as set forth in its financial statements as previously delivered to Texas Regional. There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by Valley Mortgage or any other person under the terms of any instrument describing or securing the obligations of Valley Mortgage. All of the indebtedness and other obligations of Valley Mortgage have been created and incurred (including any offering or sale of Valley Mortgage obligations) in compliance with all requirements of law, including compliance with applicable securities laws and regulations in all material respects.

        2.4    Capitalization and Ownership.

          2.4.1 The authorized capital stock of Valley Mortgage consists of 1,000,000 shares of common stock, without par value, of which a total of 411,960 shares (the "Valley Mortgage Common Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by Valley Mortgage to Texas Regional. No shares of preferred stock are authorized, issued or outstanding. At the time of Closing, a total of 411,960 Valley Mortgage Common Shares will be issued and outstanding. The Valley Mortgage Common Shares have not been issued in violation of the preemptive rights of any stockholder, and all Valley Mortgage Common Shares have been offered, sold and issued in compliance with all applicable legal requirements, including applicable state and federal securities laws and regulations.

          2.4.2 There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Valley Mortgage to issue, directly or indirectly, additional shares of capital stock, and there are no outstanding stock appreciation rights or similar rights to participate in the appreciation of the value of the capital stock of Valley Mortgage, and no authorization for any of the foregoing has been given.

          2.4.3 There are, and as of Closing there will be, no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which Valley Mortgage is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of Valley Mortgage. Valley Mortgage has no outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

        2.5    Financial Statements and Records.

          2.5.1 Valley Mortgage has delivered to Texas Regional the audited consolidated balance sheet of Valley Mortgage as of August 31, 2003 and 2002, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended, together with the notes thereto, accompanied by the audit report thereon of the independent certified public accountant who prepared such statements (the "Valley Mortgage Year End Financial Statements"). The Valley Mortgage Year End Financial Statements fairly present the financial position of Valley Mortgage as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. In addition, Valley Mortgage has delivered to Texas Regional the unaudited balance sheet and regulatory report of condition of Valley Mortgage as of May 31, 2004, and the related unaudited statements of income for the nine-month period then ended (collectively, the "Valley Mortgage Interim Financial Statements"). The Balance Sheet included within the Valley Mortgage Interim Financial Statements is herein referred to as the "Valley Mortgage Current Balance Sheet." In the opinion of the management of Valley Mortgage, the Valley Mortgage Interim Financial Statements also fairly present the financial position of Valley Mortgage as of the date thereof and the results of operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. The Valley Mortgage Year End Financial Statements and the Valley Mortgage Interim Financial Statements are collectively referred to hereinafter as the "Valley Mortgage Financial Statements." The Valley Mortgage Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, Valley Mortgage specifically represents to Texas Regional that Valley Mortgage has no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Valley Mortgage Financial Statements, except (a) current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, and (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since August 31, 2003, will have been fully disclosed to Texas Regional.

          2.5.2 Except as disclosed in Section 2.5.2 of the Disclosure Letter, since August 31, 2003, there have not been any changes which would have a Material Adverse Effect (as hereafter defined) on the financial condition, results of operations, business or prospects of Valley Mortgage, nor have there been any other events or conditions of any character which individually or in the aggregate have or could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Valley Mortgage.

          2.5.3 The books and records of Valley Mortgage reflect the transactions to which it is or was a party or by which its properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of Valley Mortgage are and will be complete, accurate and current.

        2.6    Loans.

          2.6.1 All loans included in the assets of Valley Mortgage and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of Valley Mortgage), have been made in the ordinary course of business of Valley Mortgage and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of Valley Mortgage.

          2.6.2 Valley Mortgage has no loans to directors, officers or beneficial owners of 5% or more of the outstanding capital stock of Valley Mortgage or to any person or company related to or affiliated with any such person.

          2.6.3 The reserves for loan losses of Valley Mortgage have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management of Valley Mortgage, the reserve for loan losses shown on the Valley Mortgage Current Balance Sheet (the "Loan Loss Reserve") is adequate in all respects to provide for all losses on loans outstanding as of the date of the Valley Mortgage Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all losses on loans outstanding as of that date.

          2.6.4 All loans heretofore originated or acquired, and originated or acquired until the date of Closing, which have been or which will as of Closing have been sold to secondary market sources or others have been duly and properly packaged and sold, without recourse to Valley Mortgage. All loan originations have been prepared in accordance with applicable guidelines of the Federal National Mortgage Association (FNMA) and third party portfolio purchasers.

        2.7    Properties.    Except as set forth on Section 2.7 of the Disclosure Letter, Valley Mortgage has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which Valley Mortgage purports to own, including without limitation, all assets and properties reflected on the Valley Mortgage Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Valley Mortgage Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Valley Mortgage Current Balance Sheet or the notes to the Valley Mortgage Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Valley Mortgage from Texas State Bank, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. All improvements, buildings and structures located on real estate owned by Valley Mortgage, and the use by Valley Mortgage of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Valley Mortgage conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances. All such improvements, buildings and structures located on real estate owned by Valley Mortgage, and all of the material, tangible personal property owned by Valley Mortgage, are in good operating condition and repair, reasonable wear and tear excepted. The main office of Valley Mortgage and all branch facilities are located within facilities owned by Valley Mortgage, except for those facilities which are leased under leases described in Section 2.7 of the Disclosure Letter. A true, correct and complete copy of each lease has been delivered to Texas Regional and the information concerning each such lease in Section 2.7 of the Disclosure Letter is true, correct and complete in all material respects. Each such lease is in full force and effect, no party is in default thereunder and there is no event or condition which with the passage of time or the giving of notice would constitute an event of default thereunder. Also listed in Section 2.7 of the Disclosure Letter are all policies of title insurance covering owned or leased properties.

        2.8    Environmental Matters.    To the best knowledge of Valley Mortgage, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Valley Mortgage, or on any real property used by Valley Mortgage in connection with the business of Valley Mortgage or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." Included in Section 2.8 of the Disclosure Letter is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional. As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

        2.9    Litigation.    Except as described in Section 2.9 of the Disclosure Letter, no claims have been asserted and no relief has been sought against Valley Mortgage in any pending litigation or governmental proceedings or otherwise which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Valley Mortgage. To the best knowledge of Valley Mortgage, Valley Mortgage has complied with, and is presently in compliance with, all laws and regulations pertaining to consumer credit, truth in lending and similar laws. The management of Valley Mortgage is not aware of any material violation by Valley Mortgage of any of the foregoing. To the best knowledge of Valley Mortgage, Valley Mortgage is in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. To the best knowledge of Valley Mortgage, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Valley Mortgage have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Valley Mortgage's knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

        2.10    Taxes.    Valley Mortgage have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and Valley Mortgage is not delinquent in the payment of any taxes shown on such returns or reports. Valley Mortgage has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Valley Mortgage been notified of any proposed examination. There are included in the Valley Mortgage Current Balance Sheet, or reflected in the Notes to the Valley Mortgage Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Valley Mortgage, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended May 31, 2004, for the year ended August 31, 2003, and for all fiscal years prior thereto. Valley Mortgage has not executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Valley Mortgage a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Valley Mortgage has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        2.11    Contracts.    Except as set forth in Section 2.11 of the Disclosure Letter, Valley Mortgage is not a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements, stock option agreements, stock bonus arrangements, stock appreciation rights or other employment benefit arrangements, whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $25,000 for any one project and $50,000 in the aggregate; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $300,000 in any one transaction; (vii) agreements or instruments to sell loans originated or otherwise acquired by Valley Mortgage, or package or securitize loans originated or otherwise acquired by Valley Mortgage for sale; (viii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Valley Mortgage, or any person or company related to or affiliated with any such person, is a party; (ix) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (x) material contracts, other than the foregoing, not made in the ordinary course of business. Valley Mortgage has in all material respects performed all obligations required to be performed by it to date. Valley Mortgage is not in default, and no event has occurred which, with notice or the passage of time or action by a third party, could result in a default by Valley Mortgage, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation, Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Valley Mortgage; or (c) under any agreement with federal or state regulatory authorities. Valley Mortgage does not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

        2.12    Approvals; Validity of Agreement.

          2.12.1 The Board of Directors of Valley Mortgage has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby, including the merger of Valley Mortgage with and into New Valley Mortgage. Shareholders holding voting Valley Mortgage Common Shares are the only persons with the power to consider and vote upon the transactions herein described on behalf of Valley Mortgage, including the right to vote on the merger of Valley Mortgage with and into New Valley Mortgage. The Principal Shareholders of Valley Mortgage have each executed a Shareholders Agreement and Irrevocable Proxy to evidence their consent to and written approval of the transactions herein described, and to evidence their agreement to vote for and support the approval of the transactions at the special shareholders' meeting to be called to consider the merger and have further agreed to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the transactions herein described. The Principal Shareholders own beneficially and of record not less than 85% of the outstanding common stock of Valley Mortgage.

          2.12.2 The execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Valley Mortgage may be subject; (ii) any contract, agreement or instrument to which Valley Mortgage is a party or pursuant to which Valley Mortgage is bound; or (iii) the Articles of Incorporation or Bylaws of Valley Mortgage. Provided that the shareholders of Valley Mortgage vote to approve the merger of Valley Mortgage with and into New Valley Mortgage, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Valley Mortgage is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described, as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Valley Mortgage or upon any of the stock of Valley Mortgage.

          2.12.3 This Agreement constitutes the legal, valid and binding obligation of Valley Mortgage enforceable against Valley Mortgage in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        2.13    Insurance.    Valley Mortgage has insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Section 2.13 of the Disclosure Letter.

        2.14    Benefit Plans and Employee Matters.

          2.14.1 There are no employment contracts or similar agreements providing for employment benefits, other than those described in Section 2.14 of the Disclosure Letter.

          2.14.2 All employee benefit, bonus, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share and vacation plans or programs maintained for the benefit of the current or former employees or directors of Valley Mortgage that are sponsored, maintained or contributed to by Valley Mortgage, or with respect to which Valley Mortgage has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, "Valley Mortgage Benefit Plans"), are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Valley Mortgage Benefit Plan is subject to Title IV of ERISA. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. There are no severance agreements or severance policies applicable to Valley Mortgage. The Company shall prior to Closing amend all Valley Mortgage Benefit Plans to prohibit additional payroll deductions by participants therein after the date of Closing.

          2.14.3 Since August 31, 2003, there has not been any adoption or amendment in any material respect by Valley Mortgage of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share (including stock appreciation rights), retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Valley Mortgage.

          2.14.4 There are no collective bargaining agreements or other labor union contracts applicable to any employees of Valley Mortgage. Since August 31, 2003, there has not been any (i) labor dispute, strike, work stoppage or lockout or threat thereof, by or with respect to any employee of Valley Mortgage, or (ii) unfair labor practice charge or complaint against Valley Mortgage pending or threatened before the National Labor Relations Board or any other comparable governmental authority. There has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable governmental authority, and there has been no effort by any labor organization to organize any employees of Valley Mortgage into one or more collective bargaining units.

          2.14.5 Management believes its relations with employees to be good.

        2.15    Absence of Adverse Agreements.    Valley Mortgage is not a party to any agreement or instrument, nor is Valley Mortgage subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Valley Mortgage.

        2.16    Absence of Certain Changes.    Except as set forth in Section 2.16 of the Disclosure Letter, since August 31, 2003, Valley Mortgage has not (i) issued or sold any capital stock of Valley Mortgage, or any debt or other obligations; (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Valley Mortgage Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights; (viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of August 31, 2003 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of Valley Mortgage; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since August 31, 2003, there has been no change in the financial condition or business prospects of Valley Mortgage which might result in any Material Adverse Effect on such financial condition or business prospects.

        2.17    Agreements with Directors, Officers and Stockholders.    The name of each director and executive officer of Valley Mortgage, and the name of each holder of five percent (5%) or more of the outstanding capital stock of Valley Mortgage, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in Section 2.17 of the Disclosure Letter. Except as set forth in the Related Party Transaction List, no such director, executive officer, stockholder or affiliate has during the period from August 31, 2003 to the date of this Agreement been a party to any transaction with Valley Mortgage. All transactions with directors, executive officers, 5% stockholders and affiliates are fully and appropriately summarized on the Related Party Transaction list. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, Valley Mortgage has no commitments, written or oral, to lend any funds to any such person.

        2.18    Affiliated Corporations.    Valley Mortgage knows of no arrangement whereby the stock of any corporation or any other asset is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Valley Mortgage or for the shareholders of Valley Mortgage.

        2.19    Regulatory Matters and Examination Reports.    Valley Mortgage has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable regulatory authority, and has complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by applicable regulatory authorities, and no report or other information contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in writing to Texas Regional, Valley Mortgage has no formal or informal agreements, arrangements or understandings with any regulatory authority, nor does Valley Mortgage have any examination pending by any regulatory authority nor has Valley Mortgage been notified of any proposed examination by any regulatory authority.

        2.20    Compliance with Applicable Law.    Valley Mortgage and the conduct of its business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Valley Mortgage, which violation might have a Material Adverse Effect on the condition, business, prospects, properties or assets of Valley Mortgage.

        2.21    Disclosure.    Neither the Valley Mortgage Financial Statements, nor any representation or warranty contained herein, nor any information delivered or to be delivered by Valley Mortgage pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the Valley Mortgage Financial Statements, nor any of the representations, warranties or other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

        2.22    Finders.    Neither Valley Mortgage nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        2.23    Information Provided True and Correct.    None of the information supplied or to be supplied by Valley Mortgage for inclusion in (i) the registration statement and the proxy statement referred to herein, (ii) any other applications or documents to be filed with the Securities and Exchange

Commission ("SEC"), the Nasdaq Stock Market, Inc. ("Nasdaq"), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Valley Mortgage, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Valley Mortgage, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of Valley Mortgage' knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

        Texas Regional and New Valley Mortgage hereby jointly and severally represent and warrant to, and covenant and agree with, Valley Mortgage as follows:

        3.1    Organization.    Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. New Valley Mortgage is or will be a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

        3.2    Approvals.    The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the 1934 Act, and the rules and regulations promulgated thereunder.

        3.3    Orders and Decrees.    Provided required approval is obtained from applicable regulatory authorities, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or (iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

        3.4    Finders.    Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker or finder in connection with the transactions contemplated by this Agreement.

        3.5    Common Stock.

          (a)   As of June 30, 2004, the issued and outstanding capital stock of Texas Regional consists of an aggregate of 32,584,1184 shares of Class A Voting Common stock, par value $1.00 per share. Pending Closing, it is anticipated that the number of issued and outstanding shares will be increased by the number of shares issued upon exercise of stock options between June 30, 2004, and the date of Closing and by the number of shares issued in connection with other registered public offerings of shares by Texas Regional, including shares issued in other business combination transactions. All of the issued and outstanding shares of Texas Regional's Class A Voting Common stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Texas Regional's Class A Voting Common stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

4
Prior to Texas Regional's three-for-two stock split effected as a stock dividend declared and distributed in August 2004.

          (b)   The shares of Texas Regional's Class A Voting Common stock to be issued to the Valley Mortgage shareholders pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and may be traded subject to compliance with applicable securities laws and regulations.

        3.6    Financial Information.    The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 2003 and 2002 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2003, together with the notes thereto, included in Texas Regional's Form 10-K for the year ended December 31, 2003, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of March 31, 2004 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows included in Texas Regional's Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the "Texas Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

        3.7    Absence of Changes.    Since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

        3.8    Litigation.    There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject which is material to Texas Regional and its subsidiaries taken as a whole.

        3.9    Taxes.    Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports. Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination. There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2004, for the year ended December 31, 2003, and for all fiscal years prior thereto. Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        3.10    Reports.    Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Federal Reserve Board, and (iii) the Texas Department of Banking. To the best of Texas Regional's knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.11    Compliance with the Law.    Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

        3.12    Statements True and Correct.    None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred to in this Agreement; (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Valley Mortgage, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional's knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

ARTICLE 4

SPECIAL COVENANTS

        4.1    Stockholder Approval by Valley Mortgage.    Subsequent to the execution and delivery of this Agreement, and after the Registration Statement (as hereafter described) has been declared effective by the SEC, the Board of Directors of Valley Mortgage agrees to cause Valley Mortgage to submit this Agreement and the Merger herein described to the stockholders of Valley Mortgage, for their authorization and approval, in accordance with applicable provisions of law. The Board of Directors of Valley Mortgage agrees to recommend this Agreement and the transactions contemplated thereby to the Valley Mortgage stockholders.

        4.2    Reports and Proxy Statement Information.    Valley Mortgage agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional's agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the Texas Regional Common Stock to be issued in connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by Valley Mortgage shareholders of the transaction herein described (collectively, the "Valley Mortgage

Information"). Valley Mortgage hereby represents and warrants that the Valley Mortgage Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.3    Access.    From and after the date of this Agreement, Valley Mortgage shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, and permit such persons access to the physical facilities of Valley Mortgage, at all reasonable times during usual banking hours, and under Valley Mortgage personnel supervision. Representatives of Texas Regional shall be furnished with true and complete copies of records and information reasonably requested concerning the affairs of Valley Mortgage.

        4.4    Environmental Inspection.    Valley Mortgage expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Valley Mortgage and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. Valley Mortgage agrees to cooperate with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Valley Mortgage as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Valley Mortgage in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. Any and all costs of third parties associated with obtaining such information shall be borne equally by Texas Regional and Valley Mortgage. In the event such tests indicate the presence of Hazardous Material Contamination, the cost of removing such Hazardous Material Contamination shall be paid by Valley Mortgage prior to Closing. Valley Mortgage shall have effected the clean up of any such Hazardous Material Contamination to the satisfaction of Texas Regional prior to the Closing.

        4.5    Action by Valley Mortgage Prior to Closing.

          4.5.1 From and after the date of this Agreement until the Closing Date, Valley Mortgage will:

            (i)    carry on its business in accordance with prudent mortgage brokerage and mortgage banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

            (ii)   maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditures outside of the ordinary course of business and not make or commit to make any capital expenditures (whether or not in the ordinary course of business) in excess of an aggregate of $50,000;

            (iii)  maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

            (iv)  perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

            (v)   use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

            (vi)  use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

            (vii) maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as "GAAP"), and in particular to (a) fully accrue all expenses as required by GAAP, and (b) expense such items as are required to be expensed and not capitalized in accordance with GAAP;

            (viii) not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

            (ix)  not pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

            (x)   not hire any new management personnel, or change the duties or job classifications of any management personnel, or change the amount or rate of compensation of any personnel, without the prior written consent of Texas Regional;

            (xi)  not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares;

            (xii) fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness.

            (xiii) notify Texas Regional in a timely and appropriate manner of, and the Texas Regional Chairman of the Board, Texas State Bank President or other designated officer shall be allowed to attend, all Board of Directors and loan committee meetings;

            (xiv) provide to Texas Regional all relevant information concerning proposed or anticipated loan transactions and other material contracts, and such transactions shall only be consummated if approved in writing by Texas Regional; and

            (xv) provide to Texas Regional all relevant information concerning proposed loans in excess of $100,000, if secured, and such loans shall only be made if approved by Texas Regional, provided that there will be no limitation on the origination of residential mortgage loans generated in the ordinary course of business eligible for immediate sale into the secondary market.

          4.5.2 From and after the date of this Agreement and until the Closing Date, Valley Mortgage will not make any changes in its capital structure unless Valley Mortgage first obtains the prior written consent of Texas Regional to the specific proposed transaction.

          4.5.3 From and after the date of this Agreement until the Closing Date, Valley Mortgage covenants that it will not sell or otherwise dispose of any of its real or personal property without the prior written consent of Texas Regional.

          4.5.4 From and after the date of this Agreement until the Closing Date, Valley Mortgage agrees that, other than reasonable, necessary and appropriate expenses incident to this transaction (all of which shall be fully paid or accrued prior to closing), no unusual expenses shall be charged to Valley Mortgage, and no material contracts, and no other obligations outside of the ordinary course of business, shall be entered into or incurred by Valley Mortgage prior to closing without Texas Regional's prior written consent.

          4.5.5 From and after the date of this Agreement until the Closing Date, Valley Mortgage will not (i) permit any change to be made in the Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational document of Valley Mortgage, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

        4.6    Employee Benefits.    Each former Valley Mortgage employee who becomes an employee of Texas Regional or Texas State Bank at the time of Closing (each a "Continuing Employee") will be given credit for any period of service with Valley Mortgage for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continuing Employee's behalf will only include compensation paid by Texas State Bank following the date of Closing. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continuing Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries. Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional's obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits. Each Continuing Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service, including vacation, medical coverage, and dental coverage (if any).

        4.7    Regulatory Approvals and Registration Statement.    Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for any required regulatory approval. Texas Regional shall keep Valley Mortgage reasonably informed as to the status of such applications. Texas Regional shall file with the SEC a registration statement (the "Registration Statement") relating to the shares of Texas Regional Common Stock to be issued to the shareholders of Valley Mortgage pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. Valley Mortgage and its shareholders shall cooperate fully with Texas Regional in connection with the registration of the shares and shall be provided an opportunity to review and provide comments, prior to their filing, on any registration statement prepared in connection with the registration of the shares to be distributed to Valley Mortgage shareholders by Texas Regional in connection with the merger. Without limiting the foregoing, Valley Mortgage specifically agrees to provide any information Texas Regional or its advisors may require in connection with registration of the shares and Valley Mortgage agrees to use the proxy statement included within the registration statement for purposes of solicitation of proxies in connection with the special meeting of the Valley Mortgage shareholders called to consider the merger transaction. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of Valley Mortgage, at the time of the shareholders' meeting of Valley Mortgage and at the Effective Time, the proxy statement/prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Texas Regional shall promptly and properly prepare and file at Texas Regional's expense (i) any application or notification required by Nasdaq to notify Nasdaq of the issuance of shares of Texas

Regional Common Stock pursuant to this Agreement, and (ii) any filings required under the 1934 Act relating to the transactions contemplated herein.

        4.8    Consummation of Agreement.    Texas Regional shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

        4.9    Termination of Employment Contracts and Employee Benefit Plans.    Prior to Closing, Valley Mortgage will terminate (without liability or penalty to Valley Mortgage, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by Valley Mortgage) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees (collectively, the "Employment Contracts"), and any other employee benefit plan, except for those specifically approved for continuation in writing by Texas Regional. Notwithstanding the foregoing, Valley Mortgage's existing vacation policy shall continue through the end of calendar year 2004 for existing Valley Mortgage employees, and Valley Mortgage employees shall have no accrued vacation as of January 1, 2005 under the Valley Mortgage vacation policy. Beginning January 1, 2005, Valley Mortgage employees as of that date will be entitled to vacation based upon Texas Regional's vacation policy.

        4.10    Confidentiality.    In order to assist each of Texas Regional and Valley Mortgage in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and Valley Mortgage (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information"). The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and Valley Mortgage agree as follow:

          (a)   No Disclosure. Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

          (b)   Compelled Disclosure. In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.12. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.12, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished. In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

          (c)   Return of Confidential Information. In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party's request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

        4.11    Public Announcement.    The press release issued to announce the execution hereof, and any subsequent press release shall be prepared and issued by Texas Regional. Valley Mortgage shall not issue any press release or otherwise make any public statement about the transaction herein described without the express prior written consent of Texas Regional. Any press release concerning this transaction issued by Texas Regional prior to closing will be subject to the prior review of Valley Mortgage, to the extent reasonably practicable under the circumstances. If it is not practicable to permit prior review by Valley Mortgage of any such press release, Texas Regional shall nonetheless use its best efforts to provide prompt notification of the issuance of such press release to Valley Mortgage. Texas Regional shall use reasonable efforts to provide Valley Mortgage an opportunity to review and approve any proposed press release concerning the transactions herein described. Notwithstanding the foregoing, Texas Regional shall not be required to delay issuance of a press release in providing such opportunity to review and approve, and may, upon the advice of its securities counsel that such disclosure is necessary or advisable under federal securities laws, or otherwise in its discretion for reasonable business purposes, issue any press release it may deem advisable even in the absence of having provided Valley Mortgage an opportunity to review and approve. If any press release is not made mutually by Texas Regional and Valley Mortgage, Valley Mortgage may issue a separate press release in form acceptable to Texas Regional.

        4.12    Disclosure Letter.    On or before the expiration of ten days from the date of execution hereof, Valley Mortgage covenants to deliver a disclosure letter to Texas Regional describing any matters responsive to any section of this Agreement which refers to the Disclosure Letter (the "Disclosure Letter"). Any sections of the Disclosure Letter referred to herein for which there are not corresponding sections of the Disclosure Letter as delivered to Texas Regional shall be deemed to be "None" or "Not Applicable" for purposes of the Disclosure Letter and this Agreement. Prior to

Closing, Valley Mortgage shall deliver to Texas Regional an updated Disclosure Letter reflecting any material changes from the information as presented in the original Disclosure Letter that may have occurred since the date of execution hereof. Valley Mortgage will provide any additional information about matters referred to in the Disclosure Letter as may be requested by Texas Regional. Texas Regional shall be entitled to terminate this Agreement, at its sole election and in its sole discretion, in the event that Texas Regional's review of the Disclosure Letter and any updated Disclosure Letter indicates any information that has not been previously fully disclosed to Texas Regional in writing.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

        In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

        5.1    Compliance with Representations and Covenants.    The representations and warranties made by Valley Mortgage in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Valley Mortgage shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of Valley Mortgage in his capacity as such and dated the Closing Date, to the foregoing effect.

        5.2    Shareholder Approval.    By vote of the requisite percentage of the shareholders of Valley Mortgage, the shareholders shall have approved the transaction at a duly called meeting of the shareholders. Valley Mortgage shall have delivered to Texas Regional a certificate signed by the President and Secretary of Valley Mortgage in his or her capacity as such, confirming the approval by the requisite vote of the shareholders of Valley Mortgage of the Merger.

        5.3    Dissenters.    Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of Valley Mortgage shall have exercised dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

        5.4    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, or in the event that prior approval is not required, Texas Regional shall have received no notice of objection of any regulatory authority to the consummation of the transaction, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

        5.5    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Valley Mortgage which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Valley Mortgage. Texas Regional shall have been furnished with a certificate, dated the

Closing Date and signed by the President of Valley Mortgage and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any set of circumstances or events which, individually or in the aggregate, would or could constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, prospects, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

        5.6    Opinion of Counsel.    Prior to closing, Valley Mortgage shall deliver to Texas Regional the opinion of Valley Mortgage' counsel, in form and content satisfactory to Texas Regional, to the effect that

          (i)    Valley Mortgage is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas;

          (ii)   the authorized capital stock of Valley Mortgage consists of 1,000,000 shares of common stock, without par value, of which a total of 411,960 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable. To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Valley Mortgage to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, and there are no stock appreciation rights or similar rights outstanding, and no authorization for any of the foregoing has been given;

          (iii)  this Agreement has been duly authorized by all necessary corporate action on the part of Valley Mortgage, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of Valley Mortgage enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally; and

          (iv)  this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Valley Mortgage, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Valley Mortgage is a party or is bound, or any law, regulation, judgment or order binding on Valley Mortgage.

        5.7    Due Diligence Review; No Material Adverse Change.    Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Valley Mortgage during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Valley Mortgage. No change shall have occurred in the condition, financial position or business prospects of Valley Mortgage which could or would constitute a Material Adverse Effect on such condition, financial position or business prospects.

        5.8    Consents, Approvals and Estoppel Certificates.    Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Valley Mortgage, or by which Valley Mortgage is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Valley Mortgage and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Valley Mortgage is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

        5.9    Net Worth; Dividends.

          5.9.1 The net worth of Valley Mortgage, calculated in accordance with applicable regulatory requirements, shall be not less than $5,700,000, after accounting for the costs and expenses incurred by Valley Mortgage contemplated hereby or incurred in anticipation of the consummation of the transactions herein described. The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and Valley Mortgage), prepared in accordance with generally accepted accounting principles consistently applied (after marking the entire investment portfolio to market), of Valley Mortgage, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of Valley Mortgage constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to either waive the net worth requirement or reduce the Per Share Stock Consideration and the Per Share Cash Consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth. The reduction in the purchase price shall be divided between cash and stock based on the following: the aggregate amount of cash shall be reduced by one-half of such amount and the number of shares shall be reduced by one-half of such amount divided by $46.065 per share (which is the same average price as used to determine the total shares to be issued in the merger transaction). In the event the net worth requirement requires a reduction in sales price and Texas Regional elects to enforce this requirement, Valley Mortgage reserves the option to terminate this agreement. No penalties will be assessed against Valley Mortgage other than Valley Mortgage agrees to reimburse Texas Regional for all out-of-pocket expenses incurred in connection with this transaction if terminated.

5
Represents the amount prior to adjustment for Texas Regional's three-for-two stock split effected as a 50% stock dividend, declared and distributed during August 2004. After adjustment, the amount to be used in this formula, for purposes of adjusting the consideration in the event of a failure to achieve the minimum required net worth (and the failure or refusal of Texas Regional to waive this requirement), is $30.71.

          5.9.2 Valley Mortgage shall not pay any dividends or make any distributions in respect of its capital stock prior to closing.

          5.9.3 For purposes of this Agreement, the term "net worth" as of any measurement date shall mean the sum of common stock, surplus, accumulated other comprehensive income or loss and retained earnings, less the cost of any treasury stock, of Valley Mortgage, as determined in accordance with generally accepted accounting principles on a consolidated basis. Without limiting the generality of the foregoing, the reserve for loan losses at the time of closing shall be adequate in all material respects (in the sole discretion of Texas Regional), including coverage for loans in the portfolio and any potential liability for loans sold to third parties for which Valley Mortgage has any continuing liability or responsibility.

        5.10    Expenses and Termination of Certain Agreements.

          5.10.1 All costs and expenses of Valley Mortgage related to the consummation of the transactions herein described shall be fully paid or accrued by Valley Mortgage prior to closing.

          5.10.2 Without limiting the generality of the foregoing, all of Valley Mortgage's employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts shall be terminated by Valley Mortgage prior to closing on a date to be coordinated with Texas Regional, except for those contracts that have been approved for continuation in writing by Texas Regional prior to Closing. All costs and expenses related to such terminations shall also be fully paid or accrued by Valley Mortgage prior to closing.

        5.11    Declaration of Effectiveness of Registration Statement and Other Approvals.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Valley Mortgage, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional. Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF VALLEY MORTGAGE

        The obligations of Valley Mortgage under this Agreement are subject, in the discretion of Valley Mortgage, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

        6.1    Compliance with Representations and Covenants.    The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Valley Mortgage shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

        6.2    Shareholder Approval.    The shareholders of Valley Mortgage shall have approved the Merger at a duly called meeting of the shareholders.

        6.3    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, or in the event that prior approval is not required, Texas Regional shall have received no notice of objection of any regulatory authority to the consummation of the transaction, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

        6.4    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions, and Valley Mortgage shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

        6.5    Declaration of Effectiveness of Registration Statement.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Valley Mortgage and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

ARTICLE 7

CLOSING OBLIGATIONS

        7.1    Texas Regional Obligations.    At the Closing, Texas Regional shall deliver the following:

          7.1.1 Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Valley Mortgage and New Valley Mortgage;

          7.1.2 Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and New Valley Mortgage of resolutions authorizing and approving the merger transaction;

          7.1.3 Certificates of Existence of each of Texas Regional (issued by the Secretary of State of Texas), New Valley Mortgage (issued by the Secretary of State of Texas) and Texas State Bank (issued by the Texas Department of Banking) in each case dated as of a date not more than fifteen days prior to the Closing;

          7.1.4 Certificate of Good Standing of each of Texas Regional, New Valley Mortgage and Texas State Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than fifteen days prior to the Closing;

          7.1.5 Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Valley Mortgage to consummate the transaction herein described.

        7.2    Valley Mortgage Obligations.    At the Closing, Valley Mortgage shall deliver the following to Texas Regional:

          7.2.1 Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Valley Mortgage and New Valley Mortgage.

          7.2.2 Officer's Certificate of Valley Mortgage, including an incumbency certification, certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Valley Mortgage, and the approval by the Board of Directors and shareholders of Valley Mortgage, in each case authorizing and approving the transaction.

          7.2.3 Certificate of Existence of Valley Mortgage (issued by the Secretary of State of Texas) dated as of a date not more than fifteen days prior to the Closing;

          7.2.4 Certificate of Good Standing of Valley Mortgage (issued by the Texas Comptroller of Public Accounts), dated as of a date not more than fifteen days prior to the Closing;

          7.2.5 An opinion of Valley Mortgage' counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

          7.2.6 Such other documents, certificates, and other items as may be required to be delivered by Valley Mortgage pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

        7.3    Transmittal Materials.    Provided that Valley Mortgage has provided shareholder and other information in the required form at or prior to the time requested by Texas Regional, letters of transmittal and accompanying instructions will be mailed by Texas Regional or Texas Regional's transfer agent to shareholders of record of Valley Mortgage within five (5) business days following the closing.

ARTICLE 8

MISCELLANEOUS

        8.1    Brokers.    Texas Regional and Valley Mortgage agree that no broker or finder has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder's fee with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party. Texas Regional will not be responsible for any brokerage or finders fees and will be indemnified by the Valley Mortgage shareholders from any liability for brokerage or finders fees in connection with the transactions.

        8.2    Expenses.

          8.2.1 The shareholders of Valley Mortgage shall bear and be responsible for personal expenses which they may incur in connection with the transaction contemplated hereby, and no part of such personal expenses shall be borne by Valley Mortgage or Texas Regional. Valley Mortgage shall bear and be responsible for its own attorney's fees and other expenses, including the cost of soliciting proxies and conducting the shareholders' meeting called to consider the merger transactions (all of which must be reasonable in amount and all of which shall be fully paid or accrued prior to closing).

          8.2.2 Texas Regional shall bear and be responsible for its own attorney's fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein.

          8.3   Notices. Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or one day following the date of delivery to nationally-recognized overnight courier service for next business morning delivery, with service fees paid by the sender, addressed to the party to whom such notice is to be sent at the following addresses:

    If to Texas Regional, then to:

      Texas Regional Bancshares, Inc.
      3900 North 10th Street, 11th Floor
      McAllen, Texas 78501
      Attention: Mr. Glen E. Roney, Chairman of the Board

      with a copy to:

        William A. Rogers, Jr.
        Rogers & Whitley, L.L.P.
        2210 San Gabriel
        Austin, Texas 78705

    If to Valley Mortgage or the Principal Shareholders, then to:

      Valley Mortgage Company, Inc.
      P.O. Box 2707
      McAllen, Texas 78502-2707
      Attention: Mr. Paul Schwab, President

        8.4    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 8.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

        8.5    Article and Other Headings.    Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.6    Entire Agreement.    This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Valley Mortgage.

        8.7    Waivers.    Texas Regional or Valley Mortgage may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

        8.8    Governing Law.    This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

        8.9    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

        8.10    Principal Shareholders of Valley Mortgage.    Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional a Shareholders Agreement and Irrevocable Proxy in the form attached hereto as Annex B and an Election Form in the form of Annex C. The execution by each of the Principal Shareholders of Valley Mortgage of the Shareholders Agreement and Irrevocable Proxy and the Election Form is a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement and but for the execution of the Shareholders Agreement and Irrevocable Proxy and the Election Form by each of the Principal Shareholders Texas Regional would not execute this Agreement. Pursuant to the Shareholders Agreement and Irrevocable Proxy, each Principal Shareholder that is a director or executive officer of Valley Mortgage further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and each agrees not to transfer any Texas Regional stock received by such shareholder in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder, including Rule 145 and applicable provisions of Rule 144. The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

[Remainder of page left blank intentionally;
signature lines follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TEXAS REGIONAL BANCSHARES, INC.
ATTEST:	By:	/s/ G.E. RONEY Glen E. Roney, Chairman of the Board and President
/s/ CAROLYN JOYNER Secretary
VALLEY MORTGAGE COMPANY, INC.
ATTEST:	By:	/s/ PAUL SCHWAB Paul Schwab, President
/s/ W. D. MOSCHEL Secretary

APPENDIX B

AGREEMENT AND IRREVOCABLE PROXY

        This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of July 26, 2004, by and between Valley Mortgage Company, Inc. ("Valley Mortgage"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of Valley Mortgage (the "Shareholder").

        Valley Mortgage and Texas Regional have entered into, or propose to enter into, an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of Valley Mortgage with and into a proposed new subsidiary of Texas Regional, in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization. As a result of the Merger, all of the outstanding shares of Valley Mortgage common stock will be converted into the right to receive cash and/or shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization.

        As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Valley Mortgage.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of Valley Mortgage, the Shareholder hereby covenants and agrees as follows:

        1.     The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of Valley Mortgage (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of Valley Mortgage owned, beneficially and of record, by the Shareholder.

        2.     The Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and Valley Mortgage. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of Valley Mortgage.

        3.     The Shareholder hereby irrevocably constitutes and appoints Paul Schwab and W.D. Moschel, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the Valley Mortgage shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the Valley Mortgage Shares on any other matters incidental to the consummation of the Merger or incidental to the meeting. SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

        4.     The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

        5.     The Shareholder hereby specifically covenants and agrees to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the Merger and related transactions. Without limiting the generality of the foregoing, the Shareholder specifically agrees to cooperate fully with Texas Regional in connection with the registration with the

B-1

Securities and Exchange Commission of the Texas Regional shares to be issued in connection with the Merger.

        6.     The undersigned shareholder acknowledges that if he or she is deemed to be an underwriter under Rule 145 promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), he or she acknowledges that any future disposition by such shareholder of Texas Regional common stock acquired in the Merger must comply with Rule 145 and applicable provisions of Rule 144 promulgated by the SEC pursuant to the Act.

        7.     Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; provided, however, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall result in the nonapplicability of the provisions hereof to any of the Shares.

        8.     This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, or (iii) November 30, 2004.

        THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN THE STATE OF TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

        EXECUTED to be effective as of the date first written above.

Number of shares of Valley Mortgage Company, Inc. common stock owned beneficially or of record:	(Shareholder's signature)

(Typed or printed name of Shareholder)
Accepted and acknowledged:
TEXAS REGIONAL BANCSHARES, INC.
By:
Glen E. Roney, Chairman of the Board
VALLEY MORTGAGE COMPANY, INC.
By:
Paul Schwab, President

B-2

APPENDIX C

TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS
TEXAS BUSINESS CORPORATION ACT

ARTICLES 5.11, 5.12, AND 5.13

Art. 5.11.    Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

        A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1)   Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2)   Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3)   Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1)   the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

            (a)   listed on a national securities exchange;

            (b)   listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

            (c)   held of record by not less than 2,000 holders;

          (2)   the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3)   the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

            (a)   shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

              (i)    listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

              (ii)   approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

              (iii)  held of record by not less than 2,000 holders;

            (b)   cash in lieu of fractional shares otherwise entitled to be received; or

            (c)   any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.    Procedure for Dissent by Shareholders as to Said Corporate Actions

        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)   (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                   (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2)   Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.    Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers of Texas Regional Bancshares, Inc.

        Texas Regional's Amended and Restated Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    Exhibits and Financial Statements Schedules.

  (a)
  EXHIBIT LIST

Exhibit	Description
2.1	Agreement and Plan of Reorganization by and between Texas Regional Bancshares, Inc. and Valley Mortgage Company, Inc. (incorporated by reference to Exhibit 2.1 to Texas Regional Bancshares Inc.'s Current Report on Form 8-K filed on July 26, 2004).
5.1*	Opinion of Rogers & Whitley, L.L.P. regarding legality of the securities being registered.
8.1*	Opinion of KPMG LLP regarding certain tax aspects of the merger.
23.1	Consent of Rogers & Whitley, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.
23.2**	Consent of KPMG LLP
24.1	Power of Attorney of Directors and Officers of Texas Regional Bancshares Inc., included on the signature page of this Form S-4 and incorporated herein by reference.
99.1**	Form of Proxy Card for Valley Mortgage Company, Inc.
99.2**	Form of Election and Transmittal Form

*
Previously filed.

**
Filed herewith.

ITEM 22.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or

II-1

      decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Texas Regional pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of Texas Regional's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6)
  To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Texas Regional of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on October 21, 2004.

TEXAS REGIONAL BANCSHARES, INC.
By:	/s/ G.E. RONEY Glen E. Roney Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen E. Roney as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. E. RONEY Glen E. Roney	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2004
/s/ R.T. PIGOTT, JR. R. T. Pigott, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 21, 2004
/s/ JANIE S. MORAN Janie S. Moran	Controller and Assistant Secretary (Principal Accounting Officer)	October 21, 2004
/s/ MORRIS ATLAS Morris Atlas	Director	October 21, 2004
/s/ FRANK N. BOGGUS Frank N. Boggus	Director	October 21, 2004
/s/ ROBERT G. FARRIS Robert G. Farris	Director	October 21, 2004
/s/ C. KENNETH LANDRUM, M.D. C. Kenneth Landrum, M.D.	Director	October 21, 2004
/s/ DAVID L. LANE David L. Lane	Director	October 21, 2004

/s/ JACK H. MAYFIELD, JR. Jack H. Mayfield, Jr.	Director	October 21, 2004
/s/ JOE PENLAND, SR. Joe Penland, Sr.	Director	October 21, 2004
/s/ JOS. E. REID Joseph E. Reid	Director	October 21, 2004
/s/ JULIE G. UHLHORN Julie G. Uhlhorn	Director	October 21, 2004
/s/ WALTER UMPHREY Walter Umphrey	Director	October 21, 2004
/s/ M. M. YZAGUIRRE Mario Max Yzaguirre	Director	October 21, 2004

QuickLinks

A Merger Proposal—Your Vote Is Very Important
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 22, 2004
ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
  Texas Regional
  Valley Mortgage
  The Merger
  Agreement and Irrevocable Proxy
  Recent Developments
SELECTED FINANCIAL DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
Risk Factors Relating to the Merger
Risk Factors Relating to Texas Regional
FORWARD-LOOKING STATEMENTS
VALLEY MORTGAGE SPECIAL MEETING
  General
  Date, Time, and Place of the Special Meeting
  Purpose of the Special Meeting
  Record Date; Shares Entitled to Vote; Quorum
  Vote of Valley Mortgage Shareholders Required for Adoption of the Merger Agreement
  Voting Instructions; Proxies and Election and Transmittal Forms
  Solicitation of Proxies; Expenses
THE MERGER
  General
  Background of the Merger
  Valley Mortgage's Reasons for the Merger
  Recommendation of the Valley Mortgage Board of Directors
  Texas Regional's Reasons for the Merger
  No Opinion of Independent Financial Advisor
  Interests of Valley Mortgage Directors and Officers in the Merger
  Completion and Effectiveness of Merger
  Structure of the Merger and Conversion of Valley Mortgage Common Stock
  Exchange of Valley Mortgage Stock Certificates for Texas Regional Stock Certificates
  Determination of Amount of Cash and Number of Shares
  Material United States Federal Income Tax Consequences of the Merger
  Accounting Treatment of the Merger
  Regulatory Approvals
  Restrictions on Resales of Texas Regional Common Stock
  Listing of Texas Regional Common Stock to be Issued in the Merger
  Dissenters' Rights of Appraisal
  The Merger Agreement
  Management After the Merger
INFORMATION ABOUT VALLEY MORTGAGE
  General
  Facilities
  Competition
  Employees
  Legal Proceedings
DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
  Ownership of Valley Mortgage Capital Stock
  Ownership of Texas Regional Capital Stock
COMPARISON OF RIGHTS OF HOLDERS OF VALLEY MORTGAGE COMMON STOCK AND TEXAS REGIONAL COMMON STOCK
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND VALLEY MORTGAGE COMMON STOCK
EXPERTS
LEGAL MATTERS
INDEMNIFICATION
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
  APPENDIX A
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE 1 PLAN OF MERGER
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF VALLEY MORTGAGE
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL
ARTICLE 4 SPECIAL COVENANTS
ARTICLE 5 CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL
ARTICLE 6 CONDITIONS TO OBLIGATIONS OF VALLEY MORTGAGE
ARTICLE 7 CLOSING OBLIGATIONS
ARTICLE 8 MISCELLANEOUS
  APPENDIX B
AGREEMENT AND IRREVOCABLE PROXY
  APPENDIX C
TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS TEXAS BUSINESS CORPORATION ACT ARTICLES 5.11, 5.12, AND 5.13
  Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions
  Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions
  Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. Indemnification of Directors and Officers of Texas Regional Bancshares, Inc.
  ITEM 21. Exhibits and Financial Statements Schedules.
  ITEM 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY